SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, DC 20549
           ____________________________________

                  AMENDMENT 3 TO

                    FORM SB-2
               Registration Statement
            Under the Securities Act of 1933
           ____________________________________
                Gaming Venture Corp., U.S.A.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   Nevada                                             86-0883289
(State or other jurisdiction     (Primary Standard                          (I.R.S. Employer
   of incorporation or         Industrial Classification                     Identification
     organization)                    Code Number)                                Number)

                                                   Alan Woinski
801 Pascack Road                                  801 Pascack Road
 Paramus, NJ  07652                              Paramus, NJ  07652
(201) 599-8484                                    (201) 599-8484
 (Address, and telephone number                          (Name, address and telephone number
  of principal executive offices)                                of agent for service)

                  Copies to:
            Ms. Jody Walker ESQ.
           7841 South Garfield Way
            Littleton, CO 80122
     Phone 303-850-7637 Fax 303-220-9902


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

        CALCULATION OF REGISTRATION FEE
================================================

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED     PROPOSED      AMOUNT OF
SECURITIES TO BE         BEING      MAXIMUM      MAXIMUM      REGISTRATION
REGISTERED               REGISTERED OFFER PRICE  AGGREGATE      FEE
                                    PER SHARE(1) OFFER PRICE(1)

Common Stock       6,514,427  $.07     $456,010    $36.89

(1) Estimated solely for purposes of determining the registration fee.

   The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting in accordance with Section 8(a), may determine.

Preliminary Prospectus Dated March 24, 2004
SUBJECT TO COMPLETION

                       6,514,427 common shares
                  on behalf of selling security holders


                  GAMING VENTURE CORP., U.S.A.


The selling shareholders will sell their common shares at $.07 per common shares until our common shares are quoted on the OTC bulletin board. Thereafter, the common shares may be priced at prevailing market prices or privately negotiated prices.

The selling security holder offering will commence on the effective date of this prospectus and will terminate on or before December 31, 2004.

We will not receive any proceeds from the sale of these shares.

Our common stock is not currently quoted on any exchange or on the OTC Electronic Bulletin Board.


Consider carefully the risk factors beginning on page 6 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or
complete.   Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed
with the Securities and Exchange Commission is effective.   This
prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  TABLE OF CONTENTS


Prospectus summary                                                   5
Risk factors                                                         6
   -  We cannot offer any assurance as to our future financial results
   -  We do not have a market for our securities
   -  We do not meet the requirements for our stock to be
        quoted on NASDAQ
   -  We have a limited number of consulting service customers
   -  If Gaming Venture obtains additional consulting customers
   -  Gaming Venture's cash balances in banks and brokerage firms may exceed the insurance limits
   -  The selling shareholders may have liability because of
       their status as underwriters
   -  Due to the fact that the common shares distributed in the spin-off
Forward Looking Statements                                           8
Use of proceeds                                                      9
Dividend policy                                                      9
Determination of offering price                                      9
Management's discussion and analysis of financial
  Condition and Results of operations.                               9
Business                                                            11
Management                                                          15
Certain Relationships and Related Transactions                      19
Security Ownership of Certain Beneficial
   Owners and Management                                            18
Description of capital stock                                        20
Shares eligible for future sale                                     21
Plan of distribution and selling stockholders                       21
Disclosure of Commission position on indemnification
     for Securities Act liabilities                                 25
Market for common equity and related stockholder matters            25
Experts                                                             25
Legal matters                                                       25
Where you can find more information                                 25

                Prospectus Summary

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements.

Operations.             Gaming Venture's Information Center division covers
all types of gaming and lodging news and
information.   Information concerning all aspects of
the gaming industry is provided including riverboat
and land based gaming, lotteries, pari-mutuels,
charitable gaming, Internet gaming and Native
American Gaming. For the lodging industry,
information concerning new hotel openings, purchases
and sales of existing hotels, mergers and
acquisitions and executive changes are given.  The
division's publication's include the Gaming Industry
Weekly Report, the Gaming Industry Daily Report, The
Daily Lodging Report, --North America and Daily
Lodging Report -- Asia Pacific newsletters,
financially oriented newsletters serving investors
and executives of the gaming and lodging hospitality
industries.  Gaming Venture also publishes the
annual Gaming Sector....Yesterday, Today and
Tomorrow report and provides consulting and advisory services to both public and privately held companies involved in the gaming and hospitality industries.
The consulting services include information services described above, day to day operations of gaming and hospitality enterprises and consulting investor relations and corporate communications for gaming enterprises.

Common stock
Outstanding             6,514,427

Shares of common stock
to be resold by
selling stockholders    6,514,427

Market for our
   common stock.        Our common stock is not quoted on an exchange
or on the OTC Bulletin Board.  We can provide
no assurance that there will be a market in the
future our common stock.   We intend to quote
our common shares on the OTC Bulletin Board.


                 Risk Factors

Gaming Venture's business is subject to numerous risk factors, including the following.

1.We cannot offer any assurance as to our future financial results. You may lose your entire investment.

Gaming Venture has not received substantial income from operations to
date and future financial results are uncertain.   We cannot assure you
that Gaming Venture can operate in a profitable manner. To date, Gaming Venture has accumulated deficit of $(670,854) as of September
30, 2003.   Even if Gaming Venture obtains future revenues sufficient
to expand operations, increased production or marketing expenses would adversely affect liquidity of Gaming Venture.

2. We do not have a market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

We do not have a public market for our common shares. We cannot assure you that a public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

3. We do not meet the requirements for our stock to be quoted on NASDAQ and even though we intend to quote our stock on the OTC Bulletin Board, the tradability in our stock will be limited under the penny stock regulation.

The liquidity of Gaming Venture's common stock would be restricted even after public listing if the company's common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, it is possible that Gaming Venture common stock may become subject `to the "penny stock" rules and
regulations.   Broker-dealers who sell penny stocks to certain types of
investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

   - Make a suitability determination prior to selling penny stock to the purchaser;
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

4. We have a limited number of consulting service customers. We may not be able to retain these customers or that we can replace of add to these customers.

Gaming Venture only has three consulting clients as of the date of this
prospectus.   There can be no certainty that this limited number of
consulting service customers will continue to utilize Gaming Venture's services or that Gaming Venture can replace or add to these consulting customers.

5.If Gaming Venture obtains additional consulting customers, we may not be able to find quality employees, if necessary or handle more consulting customers.

Gaming Venture, in the past has been able to handle 4 to 5 long term consulting contracts at a time, along with some additional special
situation projects.   We cannot assure you that we will be able to
handle more consulting customers.   Gaming Venture may need to hire
additional employees to handle more consulting customers.   We cannot
assure you that we will be able to find quality employees.

6.   Gaming Venture's cash balances in banks and brokerage firms may
exceed the insurance limits.   Our liquidity may be negatively affected
if these institutions should fail.

At December 31, 2003, Gaming Venture maintained cash balances in banks and brokerage firms. Balances are insured up to $100,000 by the Federal Deposit Insurance Corporation. At times, balances may exceed
such insurance limits.   Our liquidity may be negatively affected if
these institutions should fail.

7.   The selling shareholders may have liability because of their
status as underwriters.   They may sue us if there are any omissions or
misstatements in the registration statement that subject them to civil liability.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters. We may be sued by selling security holders if omissions or misstatements result in civil liability to them.

8. Due to the fact that the common shares distributed in the spin-off was initially not on a pro-rata basis and the pay date was prior to the completion of Form 10SB, the provisions of Staff Legal Bulletin No. 4 regarding the recent spin-off may not be applicable. We may be subject
to Section 5 violations.   You may not be able to trade your
securities.

On January 3, 2003, the board of directors of Casino Journal approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A., as a separate company on a basis of one share of Gaming Venture for three shares of Casino Journal owned as of the record date. The record date was April 1, 2003 and the initial distribution was made on April
30, 2003, the pay date.   The terms of this spin-off arrangement were
amended on May 13, 2003 to provide for a pro-rata distribution of one share of Gaming Venture for each share of Casino Journal owned as of
the record date.   No fractional shares were issued.   The additional
shares required to provide for a pro-rata distribution were sent to the shareholders in early June 2003.

           Forward Looking Statements

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of
strategy that involve risks and uncertainties.   We have made the
forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Gaming Venture, and results achieved during the period covered by any particular projections and other forward-looking statements, should not be regarded as a representation by Gaming Venture, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


                              Business

Gaming Venture was incorporated on July 30, 1997 under the name Gaming Venture West, Inc., formerly Gaming Venture Corp., U.S.A., in the state of Nevada as a wholly owned subsidiary of Casino Journal Publishing Group, Inc. On April 3, 1998, Casino Journal Publishing Group, Inc. and its combined affiliates merged with Gaming Venture Corp., U.S.A., a
Nevada corporation.   Casino Journal and its combined affiliates became
wholly owned subsidiaries of Gaming Venture, the legal acquiror.   As
the shareholders of Casino Journal and its combined affiliated acquired 65% of Gaming Venture's outstanding voting shares, the merger was accounted for as a reverse acquisition of Gaming Venture by Casino
Journal, the accounting acquiror in the transaction.   Simultaneous
with the acquisition, Gaming Venture Corp., U.S.A. changed its name to Casino Journal Publishing Group while the Gaming Venture's West, Inc. subsidiary changed its name to Gaming Venture Corp., U.S.A. The current operations of Gaming Venture (formerly Gaming Venture West, Inc.) were conducted by Gaming Venture Corp. U.S.A. prior to the 1998 merger with Casino Journal in 1998.

On January 3, 2003, the board of directors of Casino Journal approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A., as a separate company on a basis of one share of Gaming Venture for three shares of Casino Journal owned as of the record date. The record date was April 1, 2003 and the initial distribution was made on April
30, 2003, the pay date.   The terms of this spin-off arrangement were
amended on May 13, 2003 to provide for a pro-rata distribution of one share of Gaming Venture for each share of Casino Journal owned as of
the record date.   No fractional shares were issued.   The additional
shares required to provide for a pro-rata distribution were sent to the shareholders in early June 2003.

The decision to spin-off Gaming Venture was primarily due to Casino
Journal's change to a consumer oriented publishing company.   In
January 2001, Casino Journal sold its trade show and trade related
publications to Gem Communications.   Gem Communications did not have
any desire to acquire the publications from Gaming Venture due to the focus of these newsletters being more on the financial end of the
industry.   Gem Communications did not have any personnel who had the
knowledge to publish the type of newsletters that Gaming Venture
produces.   Gem Communications also did not have an interest in
acquiring newsletters targeting the hotel industry.   Casino Journal
did not attempt to sell Gaming Venture's newsletter to any other third
parties.   With the completion of that sale, Casino Journal became
primarily focused on its consumer publications, Casino Player and Strictly Slots magazines and its Classic Poker and Gaming Cruises
division, all consumer related.   Gaming Venture's business of daily,
weekly and annual publications focusing on the financial and trade side of the gaming and lodging sectors along with its consulting operations has become non-core operations for Casino Journal and it was the board's view that Gaming Venture's growth had been constrained due to that.

The board of directors of Casino Journal believed that Gaming Venture's operation had become non-core primarily due to the fact that they
generated less than 3% of Casino Journal's total revenues.   Gaming
Venture's newsletters and consulting business were marketed through Casino Journal's trade magazine and trade shows, assets that were sold
to Gem Communications in 2001.   Mr. Woinski, Gaming Venture's chief
executive officer and president has also devoted most of his time to issues related to Casino Journal for the past 5 years, resulting in
declines in the revenue of Gaming Venture.   The board of directors of
Casino Journal believed that when Mr. Woinski had more time to devote to Gaming Venture, growth would accelerate at Gaming Venture again.

It is expected that Mr. Alan Woinski will devote 80% of his time to Gaming Venture and 20% of his time to Casino Journal, under a
consulting agreement, initially.   The majority of the time devoted to
Casino Journal will occur during the periods of quarterly and annual SEC filings. Eventually, the existing Casino Journal staff will be able to accomplish these filings with less input from Mr. Woinski, thereby reducing Mr. Woinski's time devoted to Casino Journal. It is not expected that there will be any services rendered to Casino Journal that will conflict with the interests of Gaming Venture.

While Gaming Venture faces higher costs as a stand alone company, since the spin-off, management has already begun to cut general and administrative costs with management salaries expected to be lower.
The higher costs Gaming Venture will occur as a stand alone company
will be primarily in legal and accounting.   Gaming does not expect to
incur more than $60,000 annually in increased costs and expects to offset that with a combination of reduced general and administrative
expenses and higher revenues.   We do not expect the additional costs
to be material.   Management feels that Gaming Venture's cash and
proceeds from the sale of marketable securities, a ramp up in increased business and lower general and administrative expenses will be enough to offset the increased costs faced as a separate public company. Marketable securities will be disposed of as cash flow is needed with an expected timetable for disposal within the next two years.

There is not expected to be any material changes in Gaming Venture's
operations as a result of the spin-off.   Gaming Venture's publications
were not cross marketed after the sale of Casino Journal's trade
assets.   Gaming Venture has been marketing their publications through direct mail, e-mail promotions and through word of mouth without any assistance from Casino Journal for the past two years.

Gaming Venture's Information Center division covers all types of gaming
and lodging news and information.   Information concerning all aspects
of the gaming industry is provided including riverboat and land based gaming, lotteries, pari-mutuels, charitable gaming, Internet gaming and Native American Gaming. For the lodging industry, information concerning new hotel openings, purchases and sales of existing hotels, mergers and acquisitions and executive changes are given. The division's publication's include the Gaming Industry Weekly Report, the Gaming Industry Daily Report, The Daily Lodging Report -- North America and Daily Lodging Report -- Asia Pacific newsletters, financially oriented newsletters serving investors and executives of the gaming and lodging hospitality industries. Gaming Venture also publishes the annual Gaming Sector....Yesterday, Today and Tomorrow report and provides consulting and advisory services to both public and privately
held companies involved in the gaming and hospitality industries.   The
consulting services include information services described above, day to day operations of gaming and hospitality enterprises and consulting investor relations and corporate communications for gaming enterprises.

The Gaming Industry Weekly Report

The Gaming Industry Weekly Report is a five page weekly newsletter that gives analysis and summaries on the events that occurred in the gaming
industry each week.   The newsletter is faxed and e-mailed each Friday
as well as US mailed for Monday delivery.   The newsletter focuses on
events that affect investors and executives to the Gaming Industry and includes a yearly Portfolio of gaming stocks as well as Insider

Transactions, news and analysis. The publication was first produced in 1992 and is the oldest newsletter in the United States that focuses solely on the gaming stocks and the news and events surrounding the industry.

The Gaming Industry Daily Report

The Gaming Industry Daily Report is a daily, one page newsletter which
is faxed or e-mailed each evening to subscribers.    The gaming
newsletter is geared towards the executive or investor who wants the
information quickly.   Each day the newsletter recaps the events and
stock price movements that occurred as related to the gaming industry. This publication was launched in August of 1995 and was the first Daily publication focusing on the gaming industry.

The Gaming Sector...Yesterday, Today and Tomorrow

The Gaming Sector...Yesterday, Today and Tomorrow is an annual report
produced by Gaming Venture.   Each year in December, Gaming Venture
produces this report, which is given complimentary to existing subscribers of The Gaming Industry Weekly and Daily Reports, and sold
to the general public.    The Gaming Sector...Yesterday, Today and
Tomorrow, first produced in 1993, is approximately 40 pages and gives a state by state rundown of the events and activities in the gaming
industry.   The publication gives a recap of the events that occurred
in the industry along with predictions of what could happen in the
future.   The publication also includes a section on publicly traded gaming companies, usually featuring 20 companies.

The Daily Lodging Report North America and Daily Lodging Report - Asia
Pacific

The Daily Lodging Report - North America and Daily Lodging Report Asia
Pacific were produced in an alliance with HVS International.   Produced
in the same format as The Gaming Industry Daily Report, the one page newsletter is faxed and e-mailed each day to investors and executives
involved in the hotel and lodging industry.   Each day the newsletter
recaps the events and stock price movements that occurred as related to
the lodging and hotel industry.   Like with the Gaming Industry Daily
Report, the Daily Lodging Report - North America was the first Daily publication launched that was geared towards the hotel and lodging
industry.   The Daily Lodging Report - North America was launched in
October 1997 in partnership with Hotels Magazine and HVS International.
Hotels Magazine left the partnership in 1998.   HVS International
remains as an affiliate of the Daily Lodging Report - North America, heading the marketing of the newsletter.

Gaming Venture plans to introduce additional Daily, Weekly, and annual financially oriented newsletters for other industries in the future
through joint ventures.   Gaming Venture also plans to expand existing
publications into other areas around the world or other segments of the
lodging and gaming industries.   Gaming Venture began distribution of
The Daily Lodging Report - Asia Pacific in February 2000 in a venture with HVS International and Hotel Asia Pacific Magazine. Hotel Asia
Pacific Magazine left the venture in February of 2001.   In 2002,
Gaming Venture assumed complete control of the Daily Lodging Report -
Asia Pacific.   Gaming Venture is exploring the launch of other Daily
Lodging Reports for other regional markets around the world.

Consulting Services

Gaming Venture also acts as a consultant to various companies in the
gaming industry.   In the past, Gaming Venture has consulted in the
areas of business consulting, mergers and acquisitions, investor relations, financing and marketing for gaming companies who were both
public and private.   Gaming Venture plans to expand the consulting
business into other areas with the lodging industry being the first, either on their own or in a joint venture with other consulting companies.

Gaming Venture's consulting business is primarily generated by the awareness provided by Gaming Venture's publications, direct solicitation, referrals from existing clients and word of mouth. Gaming Venture's CEO has appeared on CNBC, local news programs and
various newspaper and media publications around the world.   Gaming
Venture utilizes that publicity to further the publishing and consulting business.

Gaming Venture intends to expand the information center to include additional daily and weekly publications for the gaming and lodging
industries and also in additional industries   Although there is no set
timetable for the expansion of the newsletters, Gaming Venture would like to eventually debut a new newsletter every two years.

Gaming Venture's products allow for a way for investors and executives to get all the daily and weekly information in one place, rather than having to spend hours searching for it. Gaming Venture's information services are targeted at industry personnel and investors in the industry.

The information provided by Gaming Venture includes reporting and analysis of news releases by gaming and lodging companies, Dow Jones Federal Filings, Reuters, Bloomberg and other wire service reports, analyst reports and newspaper clippings from around the world.

Excerpts from reports filed with the Securities and Exchange Commission such as Form 10-KSB's, 10-QSB's and 8-K's and insider transactions are also included.

Gaming Venture, in the past, has been able to handle 4 to 5 long-term consulting contracts at a time along with some additional special situation projects, such as feasibility studies on casino projects. Gaming Venture will hire additional employees as business conditions
dictate.   Gaming Venture also has the option of subcontracting out
certain aspects of consulting, such as media release writing and distribution.

Expansion.   If Gaming Venture begins publication of an additional
newsletter, Gaming Venture markets it to existing subscribers, its existing database and, if the newsletter is about a new industry, Gaming Venture will initially partner up with a company in that
industry, usually a consulting company.   Gaming Venture usually splits
the profits from the publication with the partner or partners for a period of time which is usually decided on beforehand.

In the past, the initial costs of the starting up of a new newsletter
has been borne by each of the partners.   For example, the costs that a
marketing partner would incur for marketing the start up and ongoing
marketing would be paid by the marketing partner directly.   These
costs are not deducted from revenues prior to distribution of the
percentage of the profits to each of the partners.   Gaming Venture
markets the new publication to existing subscribers and through their
database, mainly through e-mail.   Every precaution is taken to keep
costs low on the start up.

If a new newsletter is produced and it is an offshoot of an existing publication, such as when the Gaming Industry Daily Report followed the Gaming Industry Weekly Report or the Daily Lodging Report - Asia Pacific followed the Daily Lodging Report - North America, Gaming Venture gives trial subscriptions to existing subscribers, usually 2
weeks to 1 month, and then solicits paid subscriptions.   In the case
of a new publications in new industries, Gaming Venture produces a few issues of the new newsletter and the marketing partner then solicits
its database to generate subscriptions.   The market period is usually
30 days in which no issues are further produced.   After that period is
over, the actual continuous production of the newsletters begin while marketing continues.

Consulting expansion is primarily generated through direct
solicitation.   Gaming Venture's management has not solicited
consulting business for the past three years due to Mr. Woinski's focus
on his other duties at Casino Journal.   Consulting expansion into the
lodging industry is expected to occur by working with existing consulting and advisory companies specializing in that industry. Based on past experience and current staffing, Gaming Venture's consulting would be limited to 4 or 5 long term consulting contracts at a time along with some additional special situation projects, such as
feasibility studies on casino projects.   If outside contractors were
required to assist with some of the projects, the consulting revenue payable to Gaming Venture would be reduced by the fees, not yet determinable, of the outside contractors.

There has been no change in the current expansion plans as management has been focused on the completion of the spin-off and registration statement of Gaming Venture. Preliminary conversations have been held with a consulting company in the lodging industry and a pubic relations firm, specializing in the lodging industry about working together in the future. Our expansion plans will be funded initially from cash on hand as costs are expected to be minimal.

Distribution

Gaming Venture newsletters are mailed, faxed or E-mailed to its subscribers.

Marketing, Advertisement & Fees

Gaming Venture's markets their products and services through either direct mail and e-mail, direct solicitation, marketing by other gaming related publications and by utilizing each product and service to generate business through other products and services. Gaming Venture cross markets publications by offering combo plans. A subscriber to the Gaming Industry Weekly Report is offered a very attractive rate to
add on other publications from Gaming Venture.   At the same time, the
sale, each year, of the annual Gaming Sector...Yesterday, Today and Tomorrow report also includes free trial subscriptions to Gaming Venture's other publications with follow up solicitation for subscriptions.

Gaming Venture's newsletters are cross-marketed and sold through ads over the Internet and in other print publications, by its staff at conventions and direct mail.

None of the newsletters carry advertisements and all revenues are
derived from subscriptions.   Annual subscription rates for Gaming
Venture's newsletters range from $75 to $530, depending on the specific
newsletter.   The Gaming Industry Weekly Report charges $75 for 13
weeks and $250 for 52 weeks by Mail or E-mail and $125 for 13 weeks and
$400 for 52 weeks by fax.   The Gaming Industry Daily Report charges
$79 for 13 weeks by fax or e-mail and $270 for 52 weeks.   A gaming
combo plan is offered at $110 for 13 weeks by E-mail and $169 by Fax
and $350 and $530 for 52 weeks by email and fax respectively.   The
Daily Lodging Report - North America and Daily Lodging Report - Asia
Pacific are each $175 for 6 months by E-mail and $295 for one year.   A
Lodging Combo Plan is $350 for 6 months and $500 for one year.   The
Gaming Sector. . .Yesterday, Today and Tomorrow Report is sold for
$49.95.   Consulting services range from $1,000 per month to $5,000 per month depending on what type of services are required and the duration
of the contract.   Consulting contracts occasionally include options or
common stock granted as part of or all of the compensation.

Combo packages and prices:

13-week Gaming Industry Daily Report
   and Gaming Industry Weekly Report subscriptions
     email               $110
      fax                $169
26-week Gaming Industry Daily Report
   and Gaming Industry Weekly Report subscriptions     $340
52-week Gaming Industry Daily Report
   and Gaming Industry Weekly Report subscriptions
     email         $350
     fax           $530

26-week Daily Lodging Report-NA and
   Daily Lodging Report-AP                             $350
52-week Daily Lodging Report-NA and
   Daily Lodging Report-AP                             $500

Super Combo Plan - Gaming Daily and Weekly, Lodging-NA Daily
26-weeks          $450
12 months         $650

The combo plans are delivered through fax and email.

The prices quoted represents those quoted to subscribers via
subscription order forms.   Corporate subscriptions are higher than
individual subscriptions and are generally based on the number of
readers per corporation.   The subscription cost is usually determined
after negotiations in which the cost is determined based on one full subscriber and discounts for the additional subscribers with the discounts being greater based on the high number of subscribers.

The average gaming subscription is a 26 Week Combo Plan for $340.   The
average lodging subscription is a one year Daily Lodging Report-North
America or Daily Lodging Report - Asia Pacific, each for $295.   As for
corporate rates - the average corporate subscription is $1,095 and is for either a one year Gaming Newsletter combo or Lodging Newsletter combo.

The Gaming Industry Daily Report is sent to approximately 450 unique recipients although there are 40 corporate subscriptions which are then
transferred to an average of about 35 people each.   The Gaming
Industry Weekly Report is sent to approximately 320 unique recipients,
including the 40 corporate subscriptions.   75% of the gaming
newsletter subscribers, including all the corporate subscriptions, are
for the combo plan of both publications.   These are average
circulation figures determined over the prior twelve months.   The
Daily Lodging Report - North American is sent to 395 unique recipients
each day including 60 corporate subscriptions.   The Daily Lodging
Report - Asia Pacific is sent to 150 unique recipients with 12
corporate subscriptions.   Based on the average of corporate subscriber
profiles over the past twelve months, the corporate subscriptions are then transferred to an average of about 45 people each.

Two to four times a year, Gaming Venture offers special promotional rates to past subscribers in a bid to get them to renew their
subscriptions.   Not more than 1% of the subscribers receive a
discounted price.

Competition

In regard to our newsletters, Gaming Venture has experienced minimal
direct competition.   One other daily gaming newsletter, the Gaming
Morning Report, was started a couple of years ago by a long time
subscriber to our newsletters.   There is also one other gaming weekly
newsletter, the National Gaming Summary, which was formerly owned by Casino Journal Publishing Group and was sold to Gem Communications in
January of 2001.   These are the only two gaming publications that we
are aware of which can be considered direct competition as they both
charge for subscriptions.   In terms of the lodging newsletters, Gaming
Venture has no competition that we are aware of.

Certain investment banking firms and also some hotel magazine companies
do send out e-mail daily, weekly and monthly news bulletins.   Some are
just news clipping services, sending links to news stories on the gaming and lodging industries while others focus on certain companies
or certain events.   These bulletins are sent free to charge to their
clients or magazine subscribers but could be considered competition as there is an overlap with some information.

There is no assurance that Gaming Venture will continue to compete successfully with other established gaming and lodging news enterprises, many who are part of much larger companies with greater
resources.   Gaming Venture shall compete on the basis of quality and
on public taste in addition to a price basis.   Inability to compete
successfully might result in increased costs, reduced yields and additional risks to the investors herein.

Employees

As of December 31, 2003, Gaming Venture had 2 full-time employees, Alan
Woinski and Kim Santangelo-Woinski, current officers.    The
newsletters are written, produced and distributed by these employees. The Gaming Reports are marketed by Gaming Venture directly and through other non-competing publications where the officers submit articles or
have some sort of relationship.   The Daily Lodging Report - North
America is marketed by their partner.   The consulting business is
conducted by the two officers.

In the event that the editor of Gaming Venture's publications submits an article or speaks at a trade show or conference, there is no payment given. The editor is identified as the editor of Gaming Industry
Weekly Report, Daily Lodging Report, etc.   If it is an article, the
phone number or a web link is usually included in the description.   At
a conference, the editor is usually allowed to have Gaming Venture's newsletters and/or subscription order forms given out to attendees.

Properties

Gaming Venture rents an office facility from Lucky Management Corp., a company considered controlled by Alan Woinski, an officer pursuant to a five-year lease which began on January 1, 2001. The office facility is located at 801 Pascack Road, Paramus, NJ 07652. Telephone number 201-
599-8484.   Total related party rent expense was $24,160 and $24,412
for the years ended December 31, 2003 and 2002, respectively.

Approximate future minimum lease payments at December 31, 2003 under this lease are as follows:

          Year Ending
          December 31,
          ------------
              2004                            $   24,000
              2005                                24,000
                                              ----------
                                              $   48,000
                                              ==========

                          Use of Proceeds

We will not receive any proceeds from the resale of securities by selling stockholders.

                          Dividend Policy

We have never declared or paid any dividends.   In addition, we
anticipate that we will not declare dividends at any time in the foreseeable future.

Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

                    Determination of Offering Price

We can give no assurance that a public market will develop for the selling stockholders. We plan to have a NASD market maker distribute
any offers made by selling stockholders to the investing public.   We
do not currently have a market maker.   If the market maker receives
any bids from public investors, these will be shown to selling
stockholders.   All sales by selling stockholders will have to be
matched by bids from the public.

  Management's Discussion and Analysis of
  Financial Condition and Results of Operations

Trends and Uncertainties. Demand for Gaming Venture's future products and services will be dependent on, among other things, market acceptance of Gaming Venture's concept, our proposed operations and general economic conditions that are cyclical in nature. Inasmuch as a major portion of our activities are the revenues generating from the sale of our newsletters, Gaming Venture's business operations may be adversely affected by competitors and prolonged recessionary periods.

On April 3, 1998, Casino Journal Publishing Group, Inc. and its combined affiliates merged with Gaming Venture Corp., U.S.A., a Nevada
corporation.   Casino Journal and its combined affiliates became wholly
owned subsidiaries of Gaming Venture, the legal acquiror.   As the
shareholders of Casino Journal and its combined affiliated acquired 65% of Gaming's outstanding voting shares, the merger was accounted for as a reverse acquisition of Gaming Venture by Casino Journal, the
accounting acquiror in the transaction.   Simultaneous with the
acquisition, Gaming Venture Corp., U.S.A. changed its name to Casino Journal Publishing Group while the Gaming Venture's West, Inc. subsidiary changed its name to Gaming Venture Corp., U.S.A.

On January 3, 2003, the board of directors of Casino Journal approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A., as a separate company on a basis of one share of Gaming Venture for three shares of Casino Journal owned as of the record date. The record date was April 1, 2003 and the initial distribution was made on April
30, 2003, the pay date.   The terms of this spin-off arrangement were
amended on May 13, 2003 to provide for a pro-rata distribution of one share of Gaming Venture for each share of Casino Journal owned as of
the record date.   No fractional shares were issued.   The additional
shares required to provide for a pro-rata distribution were sent to the shareholders in early June 2003.

Due to the fact that the common shares distributed in the spin-off was initially not on a pro-rata basis and the pay date was prior to completion of the Form 10-SB, the exemption from registration provided by Staff Legal Bulletin No. 4 is not available and Gaming Venture may have violated Section 5 of the Securities Act of 1933. These common shares are not the subject of a rescission offer.

Gaming Venture has incurred accumulated losses of $694,848 through December 31, 2003. It also has annual operating costs of approximately $300,000 and insufficient revenues to mitigate these operating losses. Gaming Venture plans to increase revenues by increased newsletter sales, new newsletters catered to different hospitality industries such as restaurants and timeshare, and additional regional newsletters for the lodging industry. Historically, Gaming Venture launched a new publication every two years, resulting in a 20% increase in revenue. The last new publication launched was the Daily Lodging Report - Asia Pacific in February 2000.

Gaming Venture also plans to expand the consulting business to the
lodging industry along with expansion of gaming clients.   Management
is in discussions with other hotel consulting companies to form
partnerships on consulting contracts.   Gaming Venture is proposing to
provide investor communication services to the hotel companies and assist on financial consulting in return for a portion of the retainer
fee.   Management has held very preliminary discussions with certain hotel consulting companies and public relations firms with hotel
company clients.   The discussions have been general on possible
working together in the future on some mutual clients.   There has been
no further progress on this as management has been focusing on existing operations and completion of the spin-off.

Capital and Source of Liquidity.

For the year ended December 31, 2003, Gaming Venture received proceeds from the sale of marketable securities of $65,432 and a decrease in due
from affiliates of $2,238.   As a result, Gaming Venture had net cash
provided by investing activities of $67,670.

For the year ended December 31, 2002, Gaming Venture acquired property
and equipment of $3,221.   Additionally, Gaming Venture received
proceeds from the sale of marketable securities of $138,710 and an
increase in due from affiliates of $249.   As a result, Gaming Venture
had net cash provided by investing activities of $135,240.

For the years ended December 31, 2003 and 2002, Gaming Venture did not have any financing activities.

Results of Operations. Gaming had net losses of $401,006 and $5,545 for each of the years ended December 31, 2003 and 2002, respectively. For the year ended December 31, 2003, Gaming Venture had revenues from subscriptions of $184,897, consulting of $74,239 and other revenue of
$4,396 with costs of revenues of $93,285.   Gross profit for the year
ended December 31, 2003 was $170,247.

For the year ended December 31, 2002, Gaming Venture had revenues from subscriptions of $162,620, consulting of $49,100 and other revenue of
$2,349 with costs of revenues of $76,631.   Gross profit for the year
ended December 31, 2002 was $137,438.

For the year ended December 31, 2003, the increase in subscriptions revenue of newsletters circulation of approximately $22,000 and consulting revenue of approximately $25,000 from December 31, 2002 was mainly due to an increase in subscriptions and more time devoted to the
consulting business.   Portions of the payroll, payroll taxes, employee
benefits and telephone expense were allocated to the cost of revenues based on the percentage of time spent by the employee in connection with generating revenues for the year ended December 31, 2003 and 2002, respectively.

General and administrative expenses for 2003 were greater at $272,302
compared to $231,802 in 2002.   This was due to an increase in legal
and accounting fees to effectuate the spin-off in connection with the
preparation of the SEC filings and increased consulting.   The general
and administrative expense for 2003 and 2002 consisted of mainly salaries and related expenses, rent, investor relation expense and professional fees.

For the years ended December 31, 2003 and 2002, Gaming Venture realized a gain on marketable securities of $10,273 and $85,670, respectively.

In 2003, Gaming Venture had an increase in accounts receivable of
$3,940.   Deferred subscription revenues increased by $16,886 from the
increase in its newsletter subscriptions.   Gaming Venture had
depreciation and amortization of $8,994.   Gaming Venture had an
increase in accounts payable and accrued expenses of $3,262.   Gaming
Venture had a provision for doubtful accounts of $313,810 and had other
non-cash adjustments of $15,001.   Net cash used in operations for the
year ended December 31, 2003 was $57,266.

In 2002, Gaming Venture had a decrease in accounts receivable of
$3,575.   Deferred subscription revenues increased by $6,362 from the
increase in its newsletter subscriptions.   Gaming Venture had
depreciation and amortization of $12,198 and a decrease in accounts
payable of $125.   Gaming Venture had other non-cash adjustments of
$36,282.   Net cash used in operation for the year ended December 31,
2002 was $32,923.

Critical Accounting Policies.
    Revenue Recognition
Gaming Venture has two types of revenues, subscription revenue on newsletters for gaming and lodging industries and consulting income on gaming related business. Gaming Venture recognizes the revenue from newsletter subscriptions when they are delivered to subscribers. Any unfilled subscriptions are accounted for as deferred revenues.

Consulting revenue related to contracts with a short duration, are recognized as income upon the completion of services. Gaming Venture occasionally receives marketable securities in exchange for consulting services. These transactions are valued at the quoted market price on the applicable securities exchange on the date consulting contracts are signed. Gaming Venture retains all rights and title of the securities received.

    Investment in Available for Sale Securities
Gaming Venture accounts for the marketable securities as available for sale securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. Gaming Venture acquires its securities for cash or for consulting services rendered. Gaming Venture does not intend to trade its securities with the objective of generating profits based on short-term differences in price, but sells the securities to generate cash for operations.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created before February 1, 2003, the provisions of
FIN 46 were originally are applicable no later than July 1, 2003.   In
December 2003, the FASB deliberated certain proposed modifications and
revised FIN 46 ("FIN 46 (R)").   The revised provisions are applicable
no later than the first reporting period ending after March 15, 2004. The adoption of FIN 46 and FIN 46(R) is not anticipated to have a material impact on Gaming Venture's financial reporting.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the Balance Sheets. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. The guidance in SFAS No. 150 generally is effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company has evaluated SFAS No. 150 and determined that it does not have an impact on the Company's financial reporting and disclosures.

                           Management

Board of Directors. The following persons listed below have been retained to provide services as directors. All holders of common stock will have the right to vote for directors of Gaming Venture. The board of directors has primary responsibility for adopting and reviewing implementation of the business plan of Gaming Venture, supervising the development business plan, and review of the officers' performance of specific business functions. The board is responsible for monitoring management, and from time to time, to revise the strategic and
operational plans of Gaming Venture.    Directors receive no cash
compensation or fees for their services rendered in such capacity. The directors will serve until the next annual meeting scheduled for the second quarter of 2004.

The Executive Officers and Directors are:

Name                     Position                 Term(s) of Office
Alan Woinski, age 39   President/Director         Inception to present
Kim Woinski, age 40    Vice President/Director    Inception to present
Derek James, age 47     Director                January 2003 to present
Dan Rindos, age 53    Director                  January 2003 to present

Resumes.
Alan Woinski - Mr. Woinski is currently Chairman, CEO and President and a Director of Gaming Venture. Mr. Woinski had been President and CFO of Casino Journal Publishing Group, Inc., the parent company of Gaming Venture from April 3, 1998 to March 31, 2003 resigning his positions with Casino Journal upon completion of the spinoff. He will
remain as a consultant to Casino Journal.   Mr. Woinski founded The
Gaming Industry Weekly Report in March 1992, The Gaming Industry Daily Report in August 1996 and has been the editor since their inception. Mr. Woinski was Vice President of A & E Printing, Inc. from January 1988 to December 1994. From January 1995 to July 1995, Mr. Woinski was
President of A & E Printing, Inc., a commercial printing company.   As
Vice-President, Mr. Woinski was in charge of sales, marketing and production. As president, Mr. Woinski's duties were expanded to hiring and firing personnel, inventory control and overseeing all operations
of the company.    From December 1992 to August 1995, Mr. Woinski was
also President of Lucky Management Corp, an investment advisory firm that also held interests in other businesses including printing, real
estate, etc.   As president, Mr. Woinski handled all investment
advisory accounts including being the advisor to the Monitrend Gaming
and Leisure fund.    Mr. Woinski served as an advisor for the Monitrend
Gaming and Leisure Mutual Fund from October 1993 to December 1994 and was Portfolio Manager of the High Rollers Investment Partnership from
December 1992 to October 1993.   Duties as advisor and portfolio
manager included updates on the gaming industry including trend analysis, technical analysis on securities of companies in the gaming
industry, buy and sell recommendations, etc.   Mr. Woinski graduated
from Hofstra University in 1986.

Kim Santangelo-Woinski - Mrs. Woinski is currently Vice President and a director of Gaming Venture. Mrs. Woinski had been a director of Casino Journal Publishing Group, Inc., the parent company of Gaming Venture from April 3, 1998 until March 31, 2003, resigning as a
director of Casino Journal upon completion of the spinoff.   Mrs.
Woinski was Vice President of Lucky Management Corp., an investment advisory firm that also held interests in other businesses including
printing, real estate, etc. from December 1992 to August 1995.   Mrs.

Woinski was vice president in charge of all in-house accounting and customer relations as well as running the entire office including ordering supplies, equipment, etc. From January 1992 to January 1994, Mrs. Woinski worked as operations manager/personal assistant to the
President of Tee Dee's, Inc., a womens clothing manufacturer.   Mrs.
Woinski's duties included office management and personnel supervision.

From 1990 to 1992, Mrs. Woinski was beverage manager of Waypointe, Inc., and served as beverage manager of Treadway Inn Hotel from 1989 to
1991.   Her duties as beverage manager included hiring staff, inventory and overseeing and filing report for the parent company.

Derek James.   Derek James is a director of Gaming Venture.   Mr. James
has been Corporate Controller of Casino Journal Publishing Group since 1995 and was promoted to CFO on April 1, 2003. Prior to that, Mr. James was the Controller at Silver Threads, Ltd., a manufacturer of women's
apparel.   Mr. James is from England and graduated Lewisham & Eltham
College in London in 1978 with an ACCA - Association of Certified & Corporate Accountants.

Daniel F. Rindos.   Mr. Rindos is a director of Gaming Venture.   Mr.
Rindos was instrumental in the start up of the Subway sandwich chain in
Bridgeport in 1968-1971.    From 1971 thru 1981, Mr. Rindos owned and
operated the Full Of Baloney sandwich shop chain consisting of 13
similar type stores operating throughout Connecticut.   In 1981, Mr.
Rindos joined the family owned Bargain News, a statewide weekly
newsstand publication specializing in classified advertising.   For the
past 5 years, Mr. Rindos has been Vice President of Bargain News, LLC. In 1995, Mr. Rindos headed up the development and launch of the company's web site.

Mr. Rindos has been active in the start up and ongoing operations of several other businesses over the years including Gaming Venture, Stratford Type, VDM Associates, Bacut Associates, Communication
Management Services, and Net Advisors, LLC, to name a few.   Mr. Rindos
primarily provided initial support in areas such as marketing, communications. In the case of GVC, he assisted us in the original distribution of our newsletters. All have been successful and many are
still operating profitably today.   Also, Mr. Rindos has always been
active in the local, statewide and National Republican Party, serving several terms as National Committeeman, and Regional vice-Chairman of the YGOP during his 20's and early 30's. He recently has been working with the international FAPIA trade organization, a group of 85 classified ad publishing companies from over 35 countries. He is currently exploring ways to help the member publishers pool their data into an international classified ad database system for world wide exposure of their content. He recently visited Moscow, Amsterdam, and Vancouver and will be visiting Vienna and Dublin in 2003 on behalf of the organization. Mr. Rindos operates out of the family publishing headquarters located in Trumbull, Connecticut and current lives in Milford, Connecticut.

Mr. Rindos attended the University of Bridgeport for two years and the New York Institute of Technology for 2 years majoring in engineering and physics with a business minor.

Executive Compensation.   In April of 1998, Casino Journal entered into
five-year employment contracts with Mr. Woinski in which he will serve as an officer. His annual base salary ranged from $190,000 to $260,000 and he was entitled to increases of 10% in the second through fifth year. Under the agreement, he also received bonuses. Such bonuses were determined by the members of the Board of Directors who took into account the individual performances in making such
determination.   He will be subject to a one-year covenant-not-to-
compete with Casino Journal that begins at the end of the term of such
agreements.    Mr. Woinski was paid $128,667 (of which $49,500 was
prior to the spinoff and the remaining $79,167 was after the spinoff) and $246,400 for the years ended December 31, 2003 and 2002, respectively, as an officer of Casino Journal and Gaming Venture.

Mrs. Woinski was paid $43,775 (of which $7,754 was prior to the spinoff and the remaining $36,201 was after the spinoff) and $45,879 for the years ended December 31, 2003 and 2002, respectively, as an officer of Gaming Venture.

Except as discussed above, none of the other officers and/or directors receive any compensation for their services and there are not plans to
pay any such compensation in the near future.    All officers and
directors are, however, reimbursed for expenses incurred on behalf of Gaming Venture. The board of directors expects to negotiate an employment contract with Mr. Woinski shortly.

Gaming Venture presently and pays  health insurance offered to
employees.   Gaming Venture presently has no other pension, health,
stock option, annuity, bonus, insurance, profit-sharing or other similar benefit plans; however, Gaming Venture may adopt such plans in the future. There are presently no personal benefits available for directors, officers or employees of Gaming Venture.


        Security Ownership of Certain
       Beneficial Owners and Management

Resulting from successful completion of the spin-off from Casino
Journal, there are 6,514,427 common shares outstanding.   The following
tabulates holdings of shares and other securities of Gaming Venture by each person who, subject to the above, at the date of this prospectus, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and
officers of Gaming Venture individually and as a group.    The
following beneficial owner's shares of Gaming Venture have reflected the adjustment of one share of Gaming Venture for each share of Casino Journal Publishing Group with no fractional shares issued.

Shareholdings of beneficial owners at February 29, 2004:

Directors and Officers
                                                 Percentage of
                              Number & Class       Outstanding
       Name and Address       of Shares          Common Shares
Alan Woinski                    1,040,545direct(2)    16%
PO Box 1396                     126,000 indirect     1.93%
Paramus, NJ 07653

Kim Woinski                      15,000 direct(1)      .23%
PO Box 1396                   1,151,545 indirect     17.70%
Paramus, NJ 07653

Lucky Management                111,000(1)(2)         1.70%
PO Box 1396
Paramus, NJ 07653

Dan Rindos                      289,600               4.40%
30 Nutmeg Drive
Trumbull, Connecticut 06611
Director

Derek James                           0               0.00%
5 Bryce's Court
Sicklerville, NJ 08081

5% or More Holders
Glenn Fine                      953,026              14.63%
5240 Southeastern
Las Vegas, NV 89119

Lyle Berman                     850,000              13.05%
433 Bushaway Road
Wayzata, MN 55391

Officers and Directors
  as a Group (4 persons)      1,456,145              22.30%

(1)Alan Woinski is deemed to be the beneficial owner of 111,000 common shares held by Lucky Management, a company controlled by Alan Woinski and 15,000 common shares owned by his wife, Kim Woinski.

(2)Kim Woinski is deemed to be the beneficial owner of 584,493 common shares held by Alan Woinski and 111,000 common shares held by Lucky Management.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable unity property laws.


         Certain Relationships and Related Transactions.

Gaming Venture rents an office facility from Lucky Management Corp., a company considered controlled by Alan Woinski, an officer and director pursuant to a five-year lease which began on January 1, 2001. Mr.
Woinski is a majority shareholder in Lucky Management Corp.   Total
related party rent expense was $24,160 and $24,412 for the years ended December 31, 2003 and 2002, respectively.

Approximate future minimum lease payments at December 31, 2003 under this lease are as follows:

          Year Ending
          December 31,
          ------------
              2004                            $   24,000
              2005                                24,000
                                              ----------
                                              $   48,000
                                              ==========

Due from Affiliate represents the intercompany balances between Gaming
Venture Corp. and Casino Journal Publishing Group.   The original
understanding of the spin-off was that the intercompany balances would
be settled.   These balances consist of payroll by CJPG on behalf of
Gaming Venture and payments by Gaming Venture on behalf of CJPG.
Since the pay date of the spin-off, CJPG has refused to negotiate
regarding the collection of these intercompany receivables.    At the
pay date of April 30, 2003, the collection of due from former affiliates of approximately $313,000 was uncertain and the Company has provided an allowance for the entire amount.

Management of Casino Journal (including Mr. Woinski) fully intended to pay
the due from affiliate balance.   The financial statements were restated in
June 2003 to change the way Mr. Woinski's salary had been accounted for, thus changing the due from affiliate balance as Mr. Woinski's salary was accounted for in prior years, splitting it between Casino Journal and Gaming
Venture, thus changing the due from affiliate balance.   As a result, the
due from affiliate balance became $314,537 on December 31, 2003 and $312,299 as of March 31, 2003.

Mr. Woinski resigned as president, CFO and director of Casino Journal
effective April 1, 2003.   As of that date, everyone believed the due from
affiliate balance was only $49,321 on December 31, 2003 and, if there still
was a small balance on April 1, it would be paid.   Once the financial
statements were restated and the amount increased so substantially, Gaming Venture approached Casino Journal regarding the additional amounts determined to be due and it was only after those discussions (in July 2003) that it became apparent to Gaming Venture management (including Alan Woinski) that the collection of the receivable was not certain.

Subsequent to the spin-off, Mr. Woinski will remain as a consultant to Casino Journal for as long as Casino Journal remains public and/or a reporting company and will be paid $45,000 per year.

There are no other agreements between Casino Journal and Gaming Venture
post spin-off.   The spin-off included all the operations, assets and
liabilities of the Gaming Venture subsidiary.   Casino Journal did not
retain any liability once the spin-off was completed and Casino Journal and Gaming Venture mutually released each other from any claims after the spin-off.


             Description of Capital Stock

The following statements constitute brief summaries of Gaming Venture's Certificate of Incorporation and Bylaws, as amended.

Common Shares. Gaming Venture's articles of incorporation authorize it to issue up to 50,000,000 common shares, $.001 par value per common share.

Liquidation Rights.   Upon liquidation or dissolution, each outstanding
common share will be entitled to share equally in the assets of Gaming Venture legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.   There are no limitations or restrictions upon the
rights of the board of directors to declare dividends out of any funds legally available therefore. Gaming Venture has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of
Gaming Venture.   Accordingly, future dividends, if any, will depend
upon, among other considerations, Gaming Venture's need for working capital and its financial conditions at the time.

Voting Rights.   Holders of common shares of Gaming Venture are
entitled to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights.   Common shares are not redeemable, have no conversion
rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering.

Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Transfer Agent. Florida Atlantic Stock Transfer, Inc. acts as Gaming Venture's transfer agent.


              Shares Eligible For Future Sale

Upon the date of this prospectus, there are 6,514,427 shares of our common stock outstanding. Upon the effectiveness of this registration statement, 3,255,256 shares of common stock to be resold pursuant to this prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops. The remaining 3,259,171 shares within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Gaming Venture is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

   - one percent of the number of then outstanding shares of common stock, or

   - the average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Gaming Venture under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise cap through the issuance of additional equity securities.

           Plan of Distribution and Selling Stockholders

This prospectus relates to the resale of 6,514,427 shares of common stock by the selling stockholders.

The selling shareholders will sell their common shares at $.07 per common shares until our common shares are quoted on the OTC bulletin board. Thereafter, the common shares may be priced at prevailing market prices or privately negotiated prices.

If the selling shareholders engage in short selling activities, they must comply with the prospectus delivery requirements of Section
5(b)(2) of the Securities Act.

Pursuant to Regulation M of the Securities Act, the selling stockholders will not, directly or indirectly, bid for, purchase, or attempt to induce any person to bid for or purchase their common shares during the offering except for offers to sell or the solicitation of offers to buy and unsolicited purchases that are not effected from or through a broker or dealer, on a securities exchange or through an inter-dealer quotation system or electronic communications network.

The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding.

Gaming Venture shall register, pursuant to this prospectus 6,514,427 common shares currently outstanding for the account of over 900 individuals or entities who were common shareholders in Casino Journal
as of the record date of the spin-off.   The percentage owned prior to
and after the offering of the 5% or more holders not including the officers and directors assumes the sale of all of the common shares being registered on behalf of the selling shareholders.

                              # of Shares    Total Shares   Total Shares        %
                                 Being          Before         After          After
                               Registered      Offering       Offering       Offering
                               ----------     ----------     ----------     ----------
ALAN WOINSKI                 1,040,545(direct) 1,040,545     1,040,434           16.00%
   CEO/CFO/Director          126,000(indirect)   126,000       126,000            1.93%
KIM WOINSKI                    15,000(direct)     15,000        15,000             .23%
   Controller/Dir.         1,151,545(indirect) 1,151,545     1,151,545           17.70%
LUCKY MANAGEMENT             111,000(1)(2)       111,000       111,000            1.70%
DAN RINDOS                        289,600        289,600       289,600            4.40%
   Director

5% or More Holders
GLENN FINE                        953,026        953,026             0            0.00%
LYLE BERMAN                       850,000        850,000       850,000           13.05%




Other Holders
ABERLE, ARTHUR AND
  JEANNINE MILLER                       1              1              0           0.00
ACKERMAN, KENNETH J                 1,250          1,250              0           0.00
ADAMS, DENISE                     413,277        413,277              0           0.00
ADAMS, RUSSELL                          1              1              0           0.00
ADDISON, HAROLD B I AND LADYNE          1              1              0           0.00
ADLER, KENNETH AND GRETA                1              1              0           0.00
ALAMPI, JERRY                           1              1              0           0.00
ALBA, LOUIS J                           1              1              0           0.00
ALDEN, FRANK MD                         2              2              0           0.00
ALLARD, DONALD F                        2              2              0           0.00
ALLEN, TOM AND SUSAN                    1              1              0           0.00
AMDUR, CARL FLORENCE R AMDUR JT WROS    1              1              0           0.00
AMERS, TERRELL                     10,050         10,500              0           0.00
AMON, ALDA                              1              1              0           0.00
ANDERSON, GEORGE A AND EMILY M          1              1              0           0.00
ANDERSON, JAMES M                       1              1              0           0.00
AREYZAGA, LUCY                          1              1              0           0.00
ARIAS, MARIA C                          1              1              0           0.00
ARMENI, ARTHUR P                        1              1              0           0.00
ARMENI, JOSEPH A                        1              1              0           0.00
ARNOLD, CLAUDIA J                       1              1              0           0.00
ARNOLD, WILLIAM AND LUCY                3              3              0           0.00
ARTZ, RAY L AND SUSAN E                 1              1              0           0.00
ASHLEY, ANDREW W                        1              1              0           0.00
AVCOCK, JOHN R                          3              3              0           0.00
AVOLIO, ANTHONY AND REGINA              1              1              0           0.00
BABER, JOHN W                           1              1              0           0.00
BAKER, ALICE H. AND JOHN J.             1              1              0           0.00
BAKER, HUBERT GLENN                     1              1              0           0.00
BALFE, WYONNE V                    10,050         10,050              0           0.00
BALINT, GEORGE                          1              1              0           0.00
BALINT, MARY                            1              1              0           0.00
BALLAUF, RUDOLPH J AND
  ELAIN REBECCHI AND BALLAUF, RON       1              1              0           0.00
BAPTISTA, MANUEL AND DONNA              1              1              0           0.00
BARBIERI, RICHARD E AND MARY L          1              1              0           0.00
BARNES, LINDA A                         1              1              0           0.00
BARNES, WALTER W AND CYNTHIA            1              1              0           0.00
BARNHART, MARLIN                        1              1              0           0.00
BARNHART, WILLIAM AND BETTY             1              1              0           0.00
BARTOLI, RUTH A                         1              1              0           0.00
BASS, DAVID AND CAROL                   3              3              0           0.00
BATTISTA, ANTHONY                       1              1              0           0.00
BAUER, KENNETH W AND NANCY J AND
  SALDARIMI, NANCY J                    1              1              0           0.00
BAUR, JOE                               1              1              0           0.00
BAXTER, RICHARD D                       1              1              0           0.00
BAYNE, EDITH AND JOHN H                 1              1              0           0.00
BEAL, JOHN                              3              3              0           0.00
BEARD, RUDOLPH M                        1              1              0           0.00
BECK, JOHN M AND RUTH L                 1              1              0           0.00
BEHNKE, EDWARD JOHN JR                  1              1              0           0.00


BEHREN, RONALD G                        1              1              0           0.00
BELL, RODNEY                            1              1              0           0.00
BENCE, KEVIN J.                         1              1              0           0.00
BENIANTI, ANTHONY AND MARGARET A        1              1              0           0.00
BENJAMIN, IMOGENE W                     1              1              0           0.00
BENNETT, JUANITA                        1              1              0           0.00
BERG, ANN                          10,500         10,500              0           0.00
BERMAN, ALLAN                           1              1              0           0.00
BERMAN, DALE J                          1              1              0           0.00
BERMAN, MIRIAM                          1              1              0           0.00
BERNSTEIN, WILLIAM                      1              1              0           0.00
BERTAM, WILLIAM                         1              1              0           0.00
BIBBEE, HELEN L                         3              3              0           0.00
BIBLE, DONALD R AND TONIA T             1              1              0           0.00
BIDNEY, PETER AND MELL, JEFFREY         1              1              0           0.00
BIERTEMPFEL, DONALD F AND LOIS E        3              3              0           0.00
BIESZCZAD, ROBERT L AND KATHLEEN M      1              1              0           0.00
BIOCHOT, DINA                          25             25              0           0.00
BITTEL, JAMES X.                        1              1              0           0.00
BLACKEMANS VALLEY OFFICE INC        2,000          2,000              0           0.00
BLAIN, ROGER AND BLAIN, ALBERTA         1              1              0           0.00
BLANKFIELD, CECIL E AND KRANSKY, STEVEN 1              1              0           0.00
BLASKO, KIRK S                          1              1              0           0.00
BLITZ, ROBERT AND ESTHER                1              1              0           0.00
BOBROW, KIMBERLY B                      1              1              0           0.00
BOEHM, NORMAN AND HAZEL                 1              1              0           0.00
BOERRIGTER, GLEN                        1              1              0           0.00
BOESS, RICHARD SCOTT                    1              1              0           0.00
BOETTGER, CLAYTON G                     1              1              0           0.00
BOLSTER, JACK                           1              1              0           0.00
BONANNE, JOE AND COLLEEN H.             1              1              0           0.00
BONCEK, ALEX  AND LOANN                 1              1              0           0.00
BONNES, JAMES F                         1              1              0           0.00
BOOTH, HARRY V                          1              1              0           0.00
BORTON, JOHN R                          1              1              0           0.00
BOSSO, WILLIAM                          4              4              0           0.00
BOULTON, LUCY                           1              1              0           0.00
BOVENT, ROLAND                          2              2              0           0.00
BOWMAN, ROBERT L AND DANNIE E           1              1              0           0.00
BRANNIGAN, JOHN AND MARGARET           25             25              0           0.00
BRASKO, MICHAEL AND JANICE              1              1              0           0.00
BRICKNER, HOWARD C AND  JULIA K         1              1              0           0.00
BRINCKS, DEAN                           1              1              0           0.00
BRINCKS, DELBERT                        1              1              0           0.00
BRITSCH, WERNER                         1              1              0           0.00
BROMBERG, PENNY                         1              1              0           0.00
BROWN, ALFRED MELVIN                    1              1              0           0.00
BROWN, CARL R L AND
  DECAMP-BROWN, JANICE L                1              1              0           0.00
BROWN, RONALD AND DOEA                  3              3              0           0.00
BROWN, THOMAS C/F
  CHRISTOPHER THOMAS BROWN UGMA/CA      1              1              0           0.00
BROWN, THOMAS C/F
  NICHOLAS ROBERT BROWN UGMA/CA         1              1              0           0.00


BRUNO, FRANK J AND MARIA                2              2              0           0.00
BRZEZINSKI, HENRY                       1              1              0           0.00
BUCHHEIM, HYMAN                         1              1              0           0.00
BUEMI, SAM E AND CARMELA                1              1              0           0.00
BUNTROCK, BRIAN                         1              1              0           0.00
BUONO, MARY E AND GATTI, LARRY A        1              1              0           0.00
BURKE, DENNIS                          10             10              0           0.00
BURKE, SHARON                           1              1              0           0.00
BURKY, WILLIAM H. AND SHIRLEY M.        1              1              0           0.00
BURNS, PATRICIA                         2              2              0           0.00
BUSACCA, JOHN B                         1              1              0           0.00
BUSINESS INVESTORS AND ASSOCIATES INC   1              1              0           0.00
BUTLER, BELINDA D AND JOHN L            1              1              0           0.00
BUTTLES, B THOMAS                       1              1              0           0.00
BYDASH, FRED A                          1              1              0           0.00
BYERLY, RUTH ANN                        1              1              0           0.00
C M SERVICE                         5,000          5,000              0           0.00
CADWALLADER, STUART                   300            300              0           0.00
CALL, MAX                               1              1              0           0.00
CALMAN, THOMAS E                        1              1              0           0.00
CAMPBELL, MARK E AND CAROLYN J          1              1              0           0.00
CANNAVO, JOSEPH                         1              1              0           0.00
CANONICO, WILLIAM                       1              1              0           0.00
CAPUTI, JOHN AND KOLBER, LINDA          3              3              0           0.00
CARATURE, JOANNE                        1              1              0           0.00
CARIBBEAN ANNUITY INS CO LTD            1              1              0           0.00
CARLSON, ROBERT A AND MARK R            1              1              0           0.00
CARPENTER, LEE AND CHRISTINA C DIENO    3              3              0           0.00
CARR, RICHARD AND WILLIAM FERGUSON      1              1              0           0.00
CASANAS, DOMINGO I C/F
  DOMINGO GOMES UGMA/CA                 1              1              0           0.00
CASPET, ROBERT SENS                     1              1              0           0.00
CAUSA, BERNARD J                        1              1              0           0.00
CEDE AND CO                     1,509,360      1,509,360              0           0.00
CHAMBERS, ARTHUR M AND DONNA G          1              1              0           0.00
CHAN, BARBARA L                    50,000         50,000              0           0.00
CHANG, LUKE P                           3              3              0           0.00
CHAPLIN, RICHARD                        1              1              0           0.00
CHMIEL, TERRANCE                        1              1              0           0.00
CHONG, LUIS                             1              1              0           0.00
CHRISTOS, PETER A                       1              1              0           0.00
CHU, LEO AND IVY N                 10,050         10,050              0           0.00
CHUNYO, GEORGE RUTH ANN CHUNYO          1              1              0           0.00
CLAAR, SAMUEL WADE                      1              1              0           0.00
CLARK, CARIG B                          1              1              0           0.00
CLAUSO JR, ANTHONY J AND LOUISE A       1              1              0           0.00
CLAY, CHARLES AND LOLA                  1              1              0           0.00
CLEJAN, LUVAL                           2              2              0           0.00
CLIFFORD, CHARLES                       1              1              0           0.00
CLONTZ, HAROLD F                        1              1              0           0.00
CLOSE, PATRICIA WILDER AND
  CLOSE, LARRY C                    2,000          2,000              0           0.00
COHEN, DANIEL R                         1              1              0           0.00
COLAVITA, RALPH AND WENDY E             1              1              0           0.00


COLE, LORELEI                      10,050         10,050              0           0.00
COLLINS, CLARENCE S JR                  3              3              0           0.00
COLLINS, ROBERT LYLE                    1              1              0           0.00
COMPTON, JEFFREY W                  1,000          1,000              0           0.00
CONDE, EDWARD                          25             25              0           0.00
CONROY, CATHARINE A AND FRANCIS A       1              1              0           0.00
CONZELMANN, DALE                        1              1              0           0.00
COONEY, FRANCIS                         1              1              0           0.00
COOPERDOCK, CLARENCE S                  1              1              0           0.00
CORP, THESA                             5              5              0           0.00
CORSON, EDWIN AND BARBARA           5,025          5,025              0           0.00
CORY, ROBERT S                         10             10              0           0.00
COTTER, DORIS C AND GERALD E            1              1              0           0.00
COULSON, JAMES AND JO ELLEN             1              1              0           0.00
COVERT, DAVID AND ROSE                  1              1              0           0.00
COWAN, CALVIN AND STACI A AND REBECCA L 1              1              0           0.00
COWAN, ROY G                            1              1              0           0.00
CRABB, FRANCIS A                       15             15              0           0.00
CREESE, ROBERT W                        1              1              0           0.00
CULP, WILLIAM H                         1              1              0           0.00
CURTIS, JUNE AND RUSSELL                1              1              0           0.00
CURTIS, WILLIAM                         2              2              0           0.00
CZERNE, KENNETH                         1              1              0           0.00
DAILEY, STEVEN F                        1              1              0           0.00
DALE, F AND J TRUST U/A DTD 3/20/89
  DALE, JAMES J AND FRANCIE             1              1              0           0.00
DAMSCHRODER, JAMES W                    1              1              0           0.00
DANESE, SERENO                          1              1              0           0.00
DANIELS, MARK                           1              1              0           0.00
DANYLCHAK, ROBERT                       1              1              0           0.00
DAVENPORT, JACK SR                      1              1              0           0.00
DAVID, CLEON AND SHERLEY                1              1              0           0.00
DAVIE, FRANK M                          1              1              0           0.00
DAVIS, ALFRED AND DEMONT                1              1              0           0.00
DAVIS, ARTHUR D AND F MARIE            25             25              0           0.00
DAVIS, C AUGUSTIS                       1              1              0           0.00
DAVIS, GARRY B                          1              1              0           0.00
DAVIS, LINDA R                          1              1              0           0.00
DAVIS, MARION E.                        1              1              0           0.00
DAVIS, NOEL C AND SEAN T                1              1              0           0.00
DE GRUCCIO, RON AND JUDY                1              1              0           0.00
DE PAOLA, THOMAS J                      1              1              0           0.00
DEAKMAN, THOMAS                         1              1              0           0.00
DEAN, NILA L                            1              1              0           0.00
DECHTER, HOWARD AND MARCELLA            1              1              0           0.00
DEITRICH, DONALD                        1              1              0           0.00
DEMATTIA, JOHANNA AND MONICA            1              1              0           0.00
DEMMING, MARGUERITE A.                  1              1              0           0.00
DEMPSEY, KEVIN                          1              1              0           0.00
DENBOW, DOROTHY AND EUGENE              2              2              0           0.00
DENNISON, JOHN L.                       1              1              0           0.00
DEPERSIG, MARCEL J AND DIANE M          1              1              0           0.00
DERIGO, NICK                            1              1              0           0.00
DERISI, ANTOINETTE M                    1              1              0           0.00


DEROSA, DAVID                           1              1              0           0.00
DESANDOLO, FLORENCE                     1              1              0           0.00
DIECK, WILLIAM F AND BEVERLY            1              1              0           0.00
DIEN, FRANCES P.                        1              1              0           0.00
DIETRICK, HEIDRUN AND HORST             1              1              0           0.00
DIGIUSSEPPE, PETER                      1              1              0           0.00
DILLINGHAM, DAVID B. AND BETTY SUE      1              1              0           0.00
DITTY, FREDDY                           1              1              0           0.00
DOGRAMAJIAN, LUTHER AND ESTELLE         1              1              0           0.00
DOHERTY, JOHN J AND MARGARET M          1              1              0           0.00
DOLL, JILL AND DAVID                    1              1              0           0.00
DONDLINGER, LINDA J                     1              1              0           0.00
DOOHER, GERALD R                       38             38              0           0.00
DOOHER, TERRENCE E                     38             38              0           0.00
DORCY, FRANCIS J                        1              1              0           0.00
DORE, DUANE                             1              1              0           0.00
DOTY, KEN T                             1              1              0           0.00
DOUGLAS, DALTON G. JR.                  2              2              0           0.00
DOVALA, ALBERT P AND MARTHA M           1              1              0           0.00
DRAPKIN, MITCHELL M. AND LOIS           1              1              0           0.00
DRESSING, MARY FRANCES                  1              1              0           0.00
DROZ, MIGUEL A AND NANCY A              1              1              0           0.00
DUERKES, ROBERT J JR                    4              4              0           0.00
DUIGNAN, JOSEPH                         1              1              0           0.00
DUIGNAN, THOMAS P                       1              1              0           0.00
DUNAGAN, DENNIS J                       3              3              0           0.00
DUNHAM, ESTATE OF ROBERT T
  ROBERT T DUNHAM III PERS REP          1              1              0           0.00
DUNN, KENNETH AND ELAINE                1              1              0           0.00
DUNN, RALPH R AND MAZIE M               1              1              0           0.00
DUYVEJONCK, GERRY                       1              1              0           0.00
DWORAK, JOHN A                          1              1              0           0.00
DYE, JERRY AND MARK AND RICHARD         1              1              0           0.00
DYER, ARTHUR                            1              1              0           0.00
DYER, MARTIN H. JR.                     2              2              0           0.00
EARL, ACIE                            200            200              0           0.00
EARLY, CAROLE K                         1              1              0           0.00
EARLY, ROBIN                            1              1              0           0.00
EASH, MERVIN L AND ESTHER E             1              1              0           0.00
EATON, FREDERICK S AND GLORIA C         1              1              0           0.00
EBERT, WALTER AND JOYCE C               1              1              0           0.00
EDDY, DAVID W                           1              1              0           0.00
EDEKER, KENNETH L.                      1              1              0           0.00
EDRINGTON, MICHAEL L                    1              1              0           0.00
EDWARDS, MARVIN M AND BONNIE J          1              1              0           0.00
EGBERT, CLARK                          20             20              0           0.00
ELVIK, RALPH                            1              1              0           0.00
ENGEL, JAMES R                          1              1              0           0.00
ENGELHARDT, RAYMOND W                   3              3              0           0.00
ENSOR, TERRY                            3              3              0           0.00
EQUITY FUND VENTURES INC              500            500              0           0.00
ERRICKSON, MADELEINE                  500            500              0           0.00
ESMAEILI, AHMED AND NANCY               1              1              0           0.00
ESPOSITO, ROBERT F                      1              1              0           0.00


ESTREMERA, NATIVIVAD                    1              1              0           0.00
FABIAN, ELIZABETH H AND ROBERT D        1              1              0           0.00
FABRIZZI, NELLO                         1              1              0           0.00
FAHEY, BRUCE B                          1              1              0           0.00
FAHEY, WILLIAM                      5,025          5,025              0           0.00
FAHS, DONALD B AND CHARMAINE S          1              1              0           0.00
FARRELL, JAMES E                      188            188              0           0.00
FEIDEN, SCOTT B AND VOGEL, LARRAINE S   1              1              0           0.00
FEIGENBAUN, WILIAM H AND ZVIA           1              1              0           0.00
FEINBERG, WILLIAM A                     1              1              0           0.00
FEINERMAN, JACK INVESTMENTS             1              1              0           0.00
FELDMAN, ANATOLY                        1              1              0           0.00
FERBER, WALTER CUST/F TONY FERBER       1              1              0           0.00
FERGUSON, JIMMY W                       1              1              0           0.00
FETTE, SUZANNE MARIE                    1              1              0           0.00
FIELD, HAP                          5,025          5,025              0           0.00
FIELD, PHILIP AND JUNE             80,400         80,400              0           0.00
FIERRO, REBECCA                         1              1              0           0.00
FILSON, MARTHA L                      300            300              0           0.00
FINCH, RICKY M AND LAURA C              1              1              0           0.00
FINCHAM JR, ALFRED L                    1              1              0           0.00
FINE, ADAM                        206,638        206,638              0           0.00
FINFROCK, MARJORIE                      1              1              0           0.00
FINKE, GARY R                           1              1              0           0.00
FINKEL, DORRIS                          3              3              0           0.00
FINKER, GERTRUDE                        1              1              0           0.00
FISH, ROBERT                            1              1              0           0.00
FISHER, BRIAN A AND JUDITH A            1              1              0           0.00
FITZPATRICK, BARBARA                    1              1              0           0.00
FLOYD, LORA                             1              1              0           0.00
FLYNN, RICHARD J                        1              1              0           0.00
FONDA, MICHAEL AND DIANNA               1              1              0           0.00
FORD, ROY L AND ERNA                    1              1              0           0.00
FORD, THOMAS                            8              8              0           0.00
FORSYTH, NATALIE A                      1              1              0           0.00
FOX JR, WILLIAM M AND LINDA S           1              1              0           0.00
FRAZIER, WALTER JR                      1              1              0           0.00
FREDERICK, DONALD                       1              1              0           0.00
FRESCHI, MICHAEL J                      1              1              0           0.00
FRIEDMAN, STEVEN                    5,025          5,025              0           0.00
FRITZSCHE, OSCAR                        1              1              0           0.00
FROHN, FRANKLIN L R AND DOROTHY J       1              1              0           0.00
FROOM, FENTON EDWIN JR                 13             13              0           0.00
FROOM, FENTON SR AND ELSIE              9              9              0           0.00
FUHRER, SHLOMO AND GITTY               50             50              0           0.00
FULFORD, RONALD WAYNE AND SHIRLEY       1              1              0           0.00
FUNG, MARY LOU AND KAI CHUNG            1              1              0           0.00
FUNNELL, FRED AND KATHARINE             1              1              0           0.00
FURMAN, NOMEE                           1              1              0           0.00
GAINOR, DALE J                          1              1              0           0.00
GAKELER, JOHN F                         1              1              0           0.00
GALKA, EDWIN J                          1              1              0           0.00
GALLOWAY, STANLEY                       1              1              0           0.00
GARBER, GARY AND MARYANNE               1              1              0           0.00


GEECK, CAROL A AND EDWARD F             1              1              0           0.00
GEHRT, ERNEST H.                        1              1              0           0.00
GEIMON, AMY P. AND KEN                  1              1              0           0.00
GEISS, ADRIENNE                         1              1              0           0.00
GEIWITZ, ALAN                     200,000        200,000              0           0.00
GELAYDER, BIRDIE                        2              2              0           0.00
GELLER, HERMAN AND ANITA                1              1              0           0.00
GENNUSA, ANTHONY AND EVA                1              1              0           0.00
GEORGE, MARK E AND KELLY ANN            1              1              0           0.00
GERINGER, DORIS AND MARTY               1              1              0           0.00
GERLICK, SUSAN                          1              1              0           0.00
GIBLOCK, JIM F AND PAULETTE M           3              3              0           0.00
GIBSON, EMMALENE                        1              1              0           0.00
GIGLIOBIANCO, JOSEPH                    1              1              0           0.00
GILBERT, JAMES O                        1              1              0           0.00
GILLESPIE, MARK A                       1              1              0           0.00
GLASER, HERMAN                         13             13              0           0.00
GLASSER, HERMAN AND RUTH                1              1              0           0.00
GLEASON, ELIZABETH                      1              1              0           0.00
GLOVER, ROBERT W.                       1              1              0           0.00
GODLEY, ANQUANATA Y AND LAWSON, JOE     1              1              0           0.00
GOLDSTEIN, HYMAN ESTATE
  SHIRLEY GOLDSTEIN, EXECUTRIX          1              1              0           0.00
GOMES, BEVINDA AND ALEX V               1              1              0           0.00
GOMEZ, EVERARO                          1              1              0           0.00
GONZALEZ, RAUL                          1              1              0           0.00
GOODWIN, ALBERT C                       1              1              0           0.00
GOULD, MARY FRANCES                     1              1              0           0.00
GRANOFF, WILLIAM J                  1,000          1,000              0           0.00
GRANTHAM, KAREN S                       1              1              0           0.00
GREAR, DICK                             1              1              0           0.00
GREENE, MICHAEL E AND NANCY E           1              1              0           0.00
GREGORY, GINA L                         1              1              0           0.00
GRIFFIN, LILLIE MAE                     1              1              0           0.00
GRIFFITH, LINDA                         1              1              0           0.00
GRIMANDO, NICHOLAS J AND JEANNE M       1              1              0           0.00
GRISWOLD, DONALD E AND RUTH A           1              1              0           0.00
GROOM, TIMOTHY A                        1              1              0           0.00
GROSSMAN, THOMAS                        1              1              0           0.00
GRUSS, GARY O                           1              1              0           0.00
GULAY, JOSEPH                           1              1              0           0.00
GURSCHALL KENNETH                       1              1              0           0.00
GUTHRIE, RITA                          20             20              0           0.00
HAKAIM, RICHARD M                       1              1              0           0.00
HAMBURG, BARBARA L                      1              1              0           0.00
HAMBURG, MORRIS AND JEAN K              1              1              0           0.00
HAMPTON, VERA D                         1              1              0           0.00
HANDWERKER, ROBERT AND JUNE             1              1              0           0.00
HANEN, JONATHAN M                       1              1              0           0.00
HANRAHAN, WILLIAM J JR                  1              1              0           0.00
HAPPAS, PETER G II                      1              1              0           0.00
HARDESTINE, JOHN H                      1              1              0           0.00
HARDING, SCOTT                          1              1              0           0.00
HARDY, DOUGLAS P                        1              1              0           0.00


HARDY, JOHN S JR                        1              1              0           0.00
HARDY, NANCY A AND WAGROWSKI, JOHN      1              1              0           0.00
HARING, STEPHEN                         1              1              0           0.00
HARPER, JAMES                           8              8              0           0.00
HARPER, WILLIAM R AND ZULA M            1              1              0           0.00
HARRIS, ROHLAND W AND JUDITH            1              1              0           0.00
HARTMAN, CATHERINE                      1              1              0           0.00
HARTMAN, CATHERINE M                    1              1              0           0.00
HAYNES, NAOMI Y AND RICHARD         1,000          1,000              0           0.00
HEDBERG, HERB JR AND GLORIA J           1              1              0           0.00
HEDRICK, DOROTHY AND ARTHUR             3              3              0           0.00
HEINZ, RAYMOND A                        5              5              0           0.00
HELFNER, ROBERT SEAN                    3              3              0           0.00
HELLER, GREG                            1              1              0           0.00
HEMBY, BEVERLY                          1              1              0           0.00
HEMPFLING, GREG                        10             10              0           0.00
HENRY, EVA                              1              1              0           0.00
HENRY, GORDON LEROY                     1              1              0           0.00
HERRICK, JAMES PAUL AND JOAN M.         1              1              0           0.00
HERZOG HEINE GEDULD INC                 1              1              0           0.00
HETLAND, SUSAN W                        1              1              0           0.00
HEYDON, JERRY                           1              1              0           0.00
HICKS, MARY L. AND WILLIAM D.           1              1              0           0.00
HILTON, JOHN                            1              1              0           0.00
HINKLE, RICHARD G                      13             13              0           0.00
HITTINGER, JANE A                       1              1              0           0.00
HODGSON, JOSEPH M AND BARBARA D         1              1              0           0.00
HODNETT, JOHN F                         1              1              0           0.00
HOFFMAN, DAVID                          1              1              0           0.00
HOFFMAN, EDWARD AND MARSHA              1              1              0           0.00
HOFFNAGLE, GEORGE F                     3              3              0           0.00
HOLLYWOOD, JAMES THOMAS                 1              1              0           0.00
HOLMER, PATRICIA A                      1              1              0           0.00
HOLSTER, CONSTANCE E AND CHARLES M      1              1              0           0.00
HOOVER, CHARLES R AND MARGARET J        1              1              0           0.00
HOPKINS, DAVID                          1              1              0           0.00
HORITA, TOM T                           2              2              0           0.00
HORNFELD, MORRIS                        1              1              0           0.00
HUBBARD, GENIVIEVE A                    1              1              0           0.00
HUFF, HAROLD C AND PATRICIA             1              1              0           0.00
HUFFMAN CF, JAIME ERIC D HUFFMAN        1              1              0           0.00
HUGHES, JAMES L                         1              1              0           0.00
HUNNICUTT, CHARLOTTE E                  1              1              0           0.00
HUTNER, RICHARD S AND BARBARA           1              1              0           0.00
HUTTSELL, LAWRENCE J AND MARY R         1              1              0           0.00
HYNES, DONALD M                         1              1              0           0.00
ICON INFORMATION CONCEPTS INC      10,050         10,050              0           0.00
IFEP INVESTMENT CLUB                    1              1              0           0.00
IMPERIOLI, JOSEPH P                     3              3              0           0.00
INTEGRATED BUSINESS CORP              184            184              0           0.00
ISRAEL, KAREN L                         1              1              0           0.00
IVEY, SWANSON C.                        1              1              0           0.00
J C BRADFORD AND CO                     1              1              0           0.00
JAJOSKY, EDWARD R                       1              1              0           0.00


JAN, TIMOTHY                            1              1              0           0.00
JOHNSON, FARREL                         1              1              0           0.00
JOHNSON, ROGER L AND DOROTHY L        334            334              0           0.00
JOHNSON, SYLVIA                         1              1              0           0.00
JOHNSTON, ELMNO M                       1              1              0           0.00
JONAS, STEVEN                           3              3              0           0.00
JONES, JAMES R AND PAULA                1              1              0           0.00
JONES, KEVIN E                          1              1              0           0.00
JONES, MICHAEL B                        1              1              0           0.00
JONES, ROY H AND PRISCILLA A            1              1              0           0.00
JOSEPH, BARRY                           1              1              0           0.00
KAGER, JOHN J                           1              1              0           0.00
KAMINSKAS, HAROLD                       1              1              0           0.00
KAMPF, CINDY A. AND JEFFREY T.          5              5              0           0.00
KAMPF, MICHAEL AND BARBARA              5              5              0           0.00
KANE, JOSEPH L                          5              5              0           0.00
KAPLAN, ALAN S AND CAROL A              1              1              0           0.00
KAPLAN, EDWARD P                        1              1              0           0.00
KATZ, SAUL                              1              1              0           0.00
KAUBLE, ALLAN F MARY L                  1              1              0           0.00
KEATING, DENISE                         1              1              0           0.00
KEEN, HATTIE MAE AND LUSK, JOAN E       1              1              0           0.00
KEIRSTEAD, JAMES                        1              1              0           0.00
KELLMAN, WILLIAM                        1              1              0           0.00
KENDRICK, WILLIE AND CLASSIE            1              1              0           0.00
KERNER, SYLVIA                          1              1              0           0.00
KERSTEN, PEARL C AND HENRY C            1              1              0           0.00
KESHNER, MAURICE                        1              1              0           0.00
KIESTER, DELORIS                        3              3              0           0.00
KILKES, JOSEPH C AND JOSEPH M           2              2              0           0.00
KILLIAN, EVERETT H. JR.                 1              1              0           0.00
KING, JIMMY                             1              1              0           0.00
KINKA, ARLEEN                           1              1              0           0.00
KINKA, DAVID A AND TERRI B              1              1              0           0.00
KIRCHNER, JOHN R                        1              1              0           0.00
KIRK, JOSEPH D                          1              1              0           0.00
KIRK, NATHAN R                          1              1              0           0.00
KLEMENC, RICHARD G                      1              1              0           0.00
KLYCE, JACK AND GENEVIEVE               1              1              0           0.00
KNAPP, JOAN A AND STEVEN H              1              1              0           0.00
KNAPP, SUSAN J.                         1              1              0           0.00
KNIGHT, JOSEPH E. AND DORTHA A.         1              1              0           0.00
KNOWLTON, MARGARET A AND JONAS, BRUCE W 1              1              0           0.00
KOENIG, SIDNEY AND HENRIETTA            2              2              0           0.00
KONARNICKI, WALTER J. AND HELEN L.      1              1              0           0.00
KORROW, BRUCE R AND CAROL T             1              1              0           0.00
KORTOKRAX, JAYME J                      1              1              0           0.00
KOVACS, OTTO AND JOSEPHINE              1              1              0           0.00
KOZAK, GEORGE B AND JEANNETT D          6              6              0           0.00
KOZAK, KATHLEEN C                       1              1              0           0.00
KOZAK, LISA M                           1              1              0           0.00
KOZLOWSKI, EUGENE F AND MARION G        1              1              0           0.00
KRETZMER, PETE AND MILLICENT        6,700          6,700              0           0.00
KREVITSKY, SAM AND HELEN D              3              3              0           0.00


KUDRECKI, ANTON AND LOTTIE              1              1              0           0.00
KUKOFF, MICHAEL                        10             10              0           0.00
KURJIAKA, KENNETH A. AND ROSE S.        1              1              0           0.00
LANDOLFI, FRANK J.                      1              1              0           0.00
LANE, CLIFFORD G AND DOLORES S          1              1              0           0.00
LANGE, ROBERT                           1              1              0           0.00
LARIK, JOHN AND SUSAN                   2              2              0           0.00
LARSEN, THORWALD                        2              2              0           0.00
LASKOWSKI, RAYMOND                      1              1              0           0.00
LATHAM, BARRY J.                        1              1              0           0.00
LAUTENBACH, ERIC                        1              1              0           0.00
LAWRENCE, DONALD S JR                   1              1              0           0.00
LAWRY, EVELYN V                         1              1              0           0.00
LEDER, HAROLD M AND APRIL               4              4              0           0.00
LEEFOX, WALTER                          1              1              0           0.00
LEETH, ROBERT E                         1              1              0           0.00
LEONARD, THOMAS R AND SARAH B           1              1              0           0.00
LESHER, LAURENCE A CAROLYN              1              1              0           0.00
LESNIAK, MICHAEL AND CARLA K            1              1              0           0.00
LETENDRE, DENIS B. AND HERSON, ABBE     1              1              0           0.00
LETSCH, EDWARD F AND WINNIFRED M        1              1              0           0.00
LEUSER, JOSEPH J                        1              1              0           0.00
LEVIN, HARRY                            3              3              0           0.00
LEVINE & STALLER PA 401K SAFE HARBOR
  PROFIT SHARING PLAN              50,000         50,000              0           0.00
LEVINE, GENE PHILLIP                    1              1              0           0.00
LEWIS, JOSEPH A AND CONSTANCE S         1              1              0           0.00
LEWIS, RICHARD L                        1              1              0           0.00
LEZARK, BEVERLY ANN                    33             33              0           0.00
LIGHTBODY, THEODORE M                   1              1              0           0.00
LIND, THOMAS P AND JUANITA A            4              4              0           0.00
LINDAL, STEPHEN S AND MICHAEL C
  AND CHARLES W                         1              1              0           0.00
LIONHEART, MILTON AND BEATRICE          1              1              0           0.00
LIPSCOMB, LINDA                    20,100         20,100              0           0.00
LLAVE, EMILIANO D JR                    1              1              0           0.00
LOEFFGLER, EUGENE JOHN                  1              1              0           0.00
LOEFFLER, RONALD                        1              1              0           0.00
LOFFREDO, RONALD J AND ANNE R           1              1              0           0.00
LONG, RAY C/F KERSTIN A LONG            3              3              0           0.00
LONGO, MICHAEL P                        3              3              0           0.00
LOPES, LEONARD B AND EDNA N             1              1              0           0.00
LORENZ, DENISE L                        1              1              0           0.00
LORINCE, ERIC J                         1              1              0           0.00
LOUISA, ANGELO                          1              1              0           0.00
LOWERY, CHRIS H. AND MARY LYNN          1              1              0           0.00
LUGO, DONNA                             2              2              0           0.00
LUM, DONALD AND PAULINE                 1              1              0           0.00
LUNDEEN, ALBERT                         1              1              0           0.00
MADDOX, BYRON E.                        1              1              0           0.00
MADONIA, PATRICIA                       1              1              0           0.00
MADONNA, STEVEN AND MARILYN             1              1              0           0.00
MAHONEY, TIMOTHY AND MARTHA             1              1              0           0.00
MAHONEY, WILLIAM B. AND MARY            1              1              0           0.00


MANARESI, MICHAEL AND SUSAN             1              1              0           0.00
MANGAN, BRYAN J                         1              1              0           0.00
MANGAN, WILLIAM AND MANGAN, LUCILLE A   2              2              0           0.00
MANGIARELLI, MICHAEL                    4              4              0           0.00
MANHEIM, PATRICK K.                     1              1              0           0.00
MANOCCHIO, JOHN N                       2              2              0           0.00
MANTELL, GEORGE J                       5              5              0           0.00
MANVILLE, EUGENE H. AND ELLEN L         1              1              0           0.00
MARCUCELLA, FRANK                       3              3              0           0.00
MARTIN, RICHARD AND ELIZABETH           1              1              0           0.00
MARTIN, ROSALYN AND JULIUS              1              1              0           0.00
MAUER, EUGENE JR                        1              1              0           0.00
MAUGER, LEE B.                          1              1              0           0.00
MAURICIO, ADELINO                       2              2              0           0.00
MAXNER, JAMES I                         1              1              0           0.00
MAXNER, JAMES I                         1              1              0           0.00
MAZZA, ARTHUR                           4              4              0           0.00
MC LAREN, IAN H                         1              1              0           0.00
MCCAWLEY, ANNE                          1              1              0           0.00
MCDERMOTT, THOMAS L                     1              1              0           0.00
MCEWEN, WILLIAM A WANDA M               1              1              0           0.00
MCKELVEY, CHARLES                       1              1              0           0.00
MCKNIGHT, ROGER                         1              1              0           0.00
MCLAUHLIN, MARY                         1              1              0           0.00
MCMULLEN, LESLIE CARL AND PATRICIA LYNN 1              1              0           0.00
MEDOW, NATHAN                           1              1              0           0.00
MEHMET, ROBERT                          1              1              0           0.00
MEHNET, MICHAEL N                       1              1              0           0.00
MEHTA, RAJNI                            1              1              0           0.00
MELLER, VICTOR S AND GRACE S            1              1              0           0.00
MELMAN, MORTON D D S AND ROBERTA J      1              1              0           0.00
MENDELSOHN, BRIANE                      1              1              0           0.00
MERDOWS, MICHELE N                      1              1              0           0.00
MERZON, KAREN                           1              1              0           0.00
METELSKY, GEORGE DANIEL                 1              1              0           0.00
MEYER, ERIC A                           1              1              0           0.00
MEYEROFF, BRUCE AND CAROL               1              1              0           0.00
MIELE, JOSEPH A. AND PAMELA T.          1              1              0           0.00
MILLER, COLLIER M                       1              1              0           0.00
MILLER, ELIZABETH D. AND CHRISTOPHER    1              1              0           0.00
MILLER, FRED AND SYLVIA                 1              1              0           0.00
MILLER, JACOB J                         1              1              0           0.00
MILLER, OLEN V                          1              1              0           0.00
MILLIKIN, JEAN                          2              2              0           0.00
MILLS, RICHARD P AND BONITA J       5,025          5,025              0           0.00
MINDREBO, JUDY AND RICHARD              1              1              0           0.00
MIRAGLIA, JOSEPH C AND VIOLET JANE      1              1              0           0.00
MITCHELL, JAMES AND MARY                1              1              0           0.00
MITCHELL, WILLIAM R                     5              5              0           0.00
MOCALIS, DAVID I                        1              1              0           0.00
MONER, JAMES R                          3              3              0           0.00
MONG, JANE DE                           4              4              0           0.00
MONIE, PAULA                            1              1              0           0.00
MONTGOMERY, DENNIS                      1              1              0           0.00


MOON, DANIEL AND SHARON A               1              1              0           0.00
MOONEY, PATRICK                         1              1              0           0.00
MORAGLIA, CHARLES                       2              2              0           0.00
MORGAN, CHARLES                         1              1              0           0.00
MORGAN, WALTER AND VICKY                2              2              0           0.00
MORIN, MARCEL G AND EMMA A              5              5              0           0.00
MORISON, JACK R                         1              1              0           0.00
MOSES, MARTIN                           5              5              0           0.00
MUELLER, HELEN                          1              1              0           0.00
MUNIZ, ALBERTO                          1              1              0           0.00
MUNOZ, DOROTHY G                        1              1              0           0.00
MUNROE, DAVID L SR AND VIOLET A         1              1              0           0.00
MURRAY, DANIEL AND MARYANNE             1              1              0           0.00
MURRAY, JANET                           1              1              0           0.00
MURRO, FRANK                            1              1              0           0.00
MYERS, ALLAN R AND SUSAN G             13             13              0           0.00
MYERS, MICHAEL H                        1              1              0           0.00
NAITO, HERBERT K                       11             11              0           0.00
NANNI, ANGELO A AND GLORIA E            1              1              0           0.00
NEALY, RICHARD AND ELISABETH            1              1              0           0.00
NEBEKER, ALAN L                         1              1              0           0.00
NEELEY, EDNA M.                         1              1              0           0.00
NEILLAND, SEAN II                       1              1              0           0.00
NELSEN, MARION                          1              1              0           0.00
NELSON, DAVID AND PAULINE               1              1              0           0.00
NELSON, ILA AND ISADORE                 3              3              0           0.00
NEUMAN, SOL                             2              2              0           0.00
NG, JOHNNY                              1              1              0           0.00
NISHIMURA, ALAN B AND BEVERLY           1              1              0           0.00
NORMAN, JOHN F. DDS                     1              1              0           0.00
NORMAN, KENNETH                         1              1              0           0.00
NORRIS, GEORGE F JR AND YVONNE C        2              2              0           0.00
NOWAK, STEVEN                           1              1              0           0.00
OBERHEIM, ROBERT C.                     1              1              0           0.00
OBRADOVICH, SAM M AND PATRICIA          1              1              0           0.00
OBRIEN, DENNIS                          1              1              0           0.00
O'BRYANT, JAMES AND LAURA C             1              1              0           0.00
O'CONNOR, DANIEL T                      1              1              0           0.00
ODLIVAK, ANDREW J AND ANDREW            1              1              0           0.00
OLES, ROBERT A AND JEANNE V             1              1              0           0.00
OLINGER, GEORGE AARON AND PATRICIA      1              1              0           0.00
O'NEILL, PAUL W AND ROSE M              1              1              0           0.00
ORSINI, ALBERT R AND LOUISE F           1              1              0           0.00
OSGOOD, CHARLES L AND ISABELLE J        2              2              0           0.00
OSTROW, GARY DAVID                      1              1              0           0.00
OTTO, ROBERT                            1              1              0           0.00
OWINGS, JEFFERSON W                     1              1              0           0.00
OWNA, WILLIAM                           1              1              0           0.00
PACHECO, JOAQUIN                        1              1              0           0.00
PAIGE, PATRICK L.                       1              1              0           0.00
PALADINO, MARILYN                       1              1              0           0.00
PALERMO, ROSANNE                        1              1              0           0.00
PALLADINO, ANTHONY J                    2              2              0           0.00
PALLADINO, LOIS                         2              2              0           0.00


PALMER, JOHN C                      5,025          5,025              0           0.00
PANSARI, GANGA                          1              1              0           0.00
PANUCCIO, ROCCO                         1              1              0           0.00
PANZA, JAMES J AND GEORGENE A           3              3              0           0.00
PAPE, WILLIS AND AUDREY                 1              1              0           0.00
PARKS, DAVID                            1              1              0           0.00
PATEL, DEVENDRA R. AND DAMYANTUD        1              1              0           0.00
PATEL, RAMBHAI                          1              1              0           0.00
PATEL, RHARET AND RASHI                 1              1              0           0.00
PATTERSON, EDGAR A AND MICHELLE B      13             13              0           0.00
PATTON, SARAH AND PAUL E.               3              3              0           0.00
PECK, HAROLD L                          1              1              0           0.00
PEDUZZI, FRANK C.                       1              1              0           0.00
PERRIE, MICHAEL AND RHONDA              1              1              0           0.00
PETERS, FRANK E AND MARILYN M           1              1              0           0.00
PETROCCO, MICHAEL F. AND KLATTE, DANIEL 1              1              0           0.00
PETRULAK, ELIZABETH                     3              3              0           0.00
PETTY, DAVID P AND ANONG                1              1              0           0.00
PHILLIPS, WILLIAM                       1              1              0           0.00
PIACENTINI, ARTHUR AND DEBRA            1              1              0           0.00
PICHE, MARGARET E                       1              1              0           0.00
POCHERVINA, JOSEPH F AND NANCY E        1              1              0           0.00
POGUE, TAMARA K                         1              1              0           0.00
POITIER, ELLA MAE                       1              1              0           0.00
POLASKI, FRANK W                       10             10              0           0.00
PORTER, STORM                           1              1              0           0.00
POSNER, TRACY                           1              1              0           0.00
POST, JOHN W AND ELIZABETH L            1              1              0           0.00
POST, STANLEY A AND MARIE E             1              1              0           0.00
POSTOLSKI, SAM J AND RITA               1              1              0           0.00
POWELL, CAROL                           1              1              0           0.00
PRANIKOFF, HOWARD L AND CHERYL F        1              1              0           0.00
PREISSER, RAYMOND AND BARBARA           3              3              0           0.00
PRICE, DONNA BOWSER                     3              3              0           0.00
PROCOPIO, DOMINICO AND GIACOMA          1              1              0           0.00
PROFOZICH, PATRICIA A                   1              1              0           0.00
PROJECT CONTROL SERVICES INC            1              1              0           0.00
PUGH, ERNEST                            1              1              0           0.00
PUGLIESE, LAWRENCE J                    1              1              0           0.00
QUERREY, DENNIS AND JULIA           5,025          5,025              0           0.00
QUINLAN, RICHARD G                      1              1              0           0.00
QUON, WING L AND NORI                   1              1              0           0.00
RACHLIN, STEVEN                         1              1              0           0.00
RAIMO, GERMAINE                         1              1              0           0.00
RAJCA, JAMES J AND MELAINE              1              1              0           0.00
RAKOCZY, JOHN J AND EVE M               1              1              0           0.00
RALSTON, DAVID                          1              1              0           0.00
RAMONDO, CHARLES                        1              1              0           0.00
RANNELLONE C/F, JOHN LISA RANELLONE     1              1              0           0.00
RAPHAEL, BARRY D                        1              1              0           0.00
RAPP, KARI                              1              1              0           0.00
RAPPAPORT, RONNIE S                     1              1              0           0.00
RAYMUND, DAVID                          1              1              0           0.00
REDDY, HARRY AND JILL                   1              1              0           0.00


REED, JOANNA                            1              1              0           0.00
REINER, ALBERT I AND HELEN              1              1              0           0.00
REINER, DAVID S AND KAREN H             1              1              0           0.00
REOVEST                                25             25              0           0.00
RETIREMENT ACCOUNTS INC               125            125              0           0.00
RHODES, DONALD LEE AND WANDA FAY        2              2              0           0.00
RICHARDS, ROY OSCAR                     3              3              0           0.00
RICK, JOHN L                            1              1              0           0.00
RIELLE, RUSSELL A                       1              1              0           0.00
RIEMERSMA, STEVEN E                   200            200              0           0.00
RIMERT, ANGELA L AND KARR, ALICE E      1              1              0           0.00
RIVERA, EUGENIO AND MILAGROS            1              1              0           0.00
ROACH, JAMES AND LINDA F.               1              1              0           0.00
ROBERTS, BERNICE                        3              3              0           0.00
ROBERTS, RALPH E                        1              1              0           0.00
ROBERTSON, LISA                   125,000        125,000              0           0.00
ROBERTSON, CHARLES D AND LOUISE E       6              6              0           0.00
ROBERTSON, HAROLD E AND MARY N          1              1              0           0.00
ROCHETTE, NANCY AND PAUL                1              1              0           0.00
RODDY, LAVERNE H                        1              1              0           0.00
RODENBURG, JAMES AND JUDITH E           1              1              0           0.00
ROEDER, VIVIAN AND GEORGINA             2              2              0           0.00
ROGERS, MARIE C AND FIELDS, ANITA       4              4              0           0.00
ROMMEL, KENNETH C AND JOYCE A           1              1              0           0.00
ROSENBERG, ABRAHAM AND ETHEL            1              1              0           0.00
ROSENBLUM, EILENE AND HAROLD            1              1              0           0.00
ROSENBLUM, JEFFREY                      1              1              0           0.00
ROSSI, ANTHONY                          1              1              0           0.00
ROTH, ROBERT F AND MARGARITA E          1              1              0           0.00
ROZIER, HANK                            1              1              0           0.00
RUSH, NORMAN AND ELSA                   2              2              0           0.00
RUSSO, RICHARD A                        1              1              0           0.00
RUSSOTTO, JEFF J.                       1              1              0           0.00
RYBAC, LEON                             1              1              0           0.00
RYBAK, BENITO J AND FANNY               1              1              0           0.00
RYBAK, JUDY                             1              1              0           0.00
RYON, WILLIAM E JR AND DOROTHY L        1              1              0           0.00
RYS, STANISLIN                          1              1              0           0.00
SABES, JON                        250,000        250,000              0           0.00
SACKS, HARVEY AND BARBARA              50             50              0           0.00
SALLEY, DAVID L AND TERESA M            1              1              0           0.00
SANFORD, JON                            1              1              0           0.00
SANSONE, CAESAR AND JOAN                1              1              0           0.00
SANTUCCI, DOMENIC CUST NICOLE SANTUCCI  1              1              0           0.00
SARULLO, JOSEPH                         1              1              0           0.00
SASSON, JOEY                            1              1              0           0.00
SAUERBORN, DONALD                       1              1              0           0.00
SAUERS, FLORA                           1              1              0           0.00
SAUTNER, MICHAEL                        4              4              0           0.00
SAY, ROXELYN S AND LARRY E              1              1              0           0.00
SCALES, CHARLES E                       1              1              0           0.00
SCALISE, ANTHONY                        1              1              0           0.00
SCHABEL, GLENN                          1              1              0           0.00
SCHAEFER, PATRICK J                   353            353              0           0.00


SCHLACK, ROBERT                         2              2              0           0.00
SCHLEGEL, RALPH G AND JOANE W           3              3              0           0.00
SCHREIBER, EDWARD                       4              4              0           0.00
SCHROEDER, MARGARET A                   1              1              0           0.00
SCHROTH, GEORGE O                       1              1              0           0.00
SCHUESSLER, STEVEN K.                   1              1              0           0.00
SCHUETTE, HERBERT M AND MARGARET L      1              1              0           0.00
SCHULTZ, DAVID R                        1              1              0           0.00
SCHWARTZ, BARRY                         1              1              0           0.00
SCULL, WILLIAM G AND LILLIAN M          2              2              0           0.00
SDL NUMISMATIC PROPERTIES INC         300            300              0           0.00
SEBASTIAN, DAVID AND AUDRA K            1              1              0           0.00
SEGULJIC, THOMAS S                      1              1              0           0.00
SELLETTI, LORETTA AND HENRY             1              1              0           0.00
SERRA, ROBERT J. AND PATRICIA A.        2              2              0           0.00
SETAR, CHARLES AND SHIRLEY R            1              1              0           0.00
SHACKELFORD, DALLAS CARL AND SAMMANTHA  1              1              0           0.00
SHAH, JAYANTILAL                        1              1              0           0.00
SHANER, PAUL F. AND RUBY SHANER         1              1              0           0.00
SHANNON, WILLIAM J                      1              1              0           0.00
SHANON, HELEN                           1              1              0           0.00
SHAPIRO, STEVEN                         1              1              0           0.00
SHAPPELL, JOHN THOMAS AND KATHRYN S     2              2              0           0.00
SHELTON, JEFFREY L                      1              1              0           0.00
SHERIDAN, JOHN                          1              1              0           0.00
SHERMAN, DIANE WEHUNT AND PAUL          1              1              0           0.00
SHERMAN, ROY AND PHYLLIS                1              1              0           0.00
SHLANK, MELVYN                          1              1              0           0.00
SHORTER, CHARLES W JR AND ANGELA J      1              1              0           0.00
SHOWALTER, GERALD L. AND MARY M.        1              1              0           0.00
SIEGEL, MIMI AND GLEN                   2              2              0           0.00
SILVERMAN, JEANNETTE AND FURMAN, NOMEE  1              1              0           0.00
SIMON, LIONEL                           3              3              0           0.00
SIMPSON, KENNETH L                      1              1              0           0.00
SINGER, WILLIAM R JR                    1              1              0           0.00
SIPES, KENNETH                          1              1              0           0.00
SLAVEN, JACK D                          1              1              0           0.00
SMITH, ANDREW                           1              1              0           0.00
SMITH, CLARENCE AND JIMMIE              5              5              0           0.00
SMITH, GERALD H.                        1              1              0           0.00
SMITH, JEFFREY C AND SHARON             1              1              0           0.00
SMITH, KATHLEEN L AND JEFFREY B         1              1              0           0.00
SMITH, MICHAEL E                        1              1              0           0.00
SMITH, MICHEL E                         1              1              0           0.00
SMITH, PAMELA S                         1              1              0           0.00
SMITH, ROBERT L AND PATRICIA A          1              1              0           0.00
SMITHSON, CLARENCE HENRY                1              1              0           0.00
SNIFFEN, ARDEN L AND KIMBERLY A         1              1              0           0.00
SNYDER, JACK                            1              1              0           0.00
SNYDER, MICHAEL AND BILLIE L SNYDER     1              1              0           0.00
SOLOMAN, KENNETH A AND VICKI E          1              1              0           0.00
SOLOMON, FRED L                        25             25              0           0.00
SOPKA, DENNIS G                         1              1              0           0.00
SORENSON, RAYMOND R AND SUNG S      1,400          1,400              0           0.00


SOTO, EDWIN                             1              1              0           0.00
SOULMAN, SCOTT H                        1              1              0           0.00
SPAHR, JAMES M AND VERNAMAE             1              1              0           0.00
SPARKS, WILLIS R AND OLA GWEN           1              1              0           0.00
SPAULDING, LEN AND SARA JANE            1              1              0           0.00
SPIHLMANN, MAURICE F AND JONELLA        1              1              0           0.00
SPONBURGH, GARLAND PETER AND
  ANNA CATHERINE                        6              6              0           0.00
SPORIE, MARJORIE                      100            100              0           0.00
SPRINGER, WAYNE AND RUTHAM              1              1              0           0.00
SPRUILL, ROBERT E                       3              3              0           0.00
STANDLEE, CLEO T.                       1              1              0           0.00
STAR, TIM C                            50             50              0           0.00
STATE ST BANK AND TRUST CO CUST IRA OF
  GIRTHA WILLIAMS U/A DTD 10/12/88      1              1              0           0.00
STATE ST BANK AND TRUST CUST IRA OF
  ROBERT L WILLIAMS U/A DTD 1012/88     1              1              0           0.00
STECKLER, LARRY                         1              1              0           0.00
STEINER, BERNARD                        1              1              0           0.00
STEJSKAL, ROBERT J                      1              1              0           0.00
STEWART, MARY K.                        1              1              0           0.00
STIEFF, STEPHEN AND GENINE E.           1              1              0           0.00
STIER, JERRY E AND KATHERINE I          1              1              0           0.00
STIFEL, DORIS N                         1              1              0           0.00
STOKES, JOHN T                          1              1              0           0.00
STONE, LINDA                            1              1              0           0.00
STOVALL, LILLIAN M                      1              1              0           0.00
STRIGGEL, JAMES C                       1              1              0           0.00
STROBEL, RICHARD C AND JANNET STROBEL   1              1              0           0.00
STRUMBOS, PETER W                       1              1              0           0.00
STURTZ, DANIEL                          1              1              0           0.00
SULLIVAN, CAROL A                       1              1              0           0.00
SUN, WEN WEI AND YA LIEN                1              1              0           0.00
SUTO, ELEK J                           13             13              0           0.00
T.D.M.CINC.                             1              1              0           0.00
TALLEY, MICHAEL A                       1              1              0           0.00
TAMBILAIKIS, JONUS                      1              1              0           0.00
TANAGHO, ALFRED                         1              1              0           0.00
TARR TRUST CHARLES TARR AND LENKE  25,125         25,125              0           0.00
TATE, NANCY LEE                         1              1              0           0.00
TAYLOR, FRANKLIN                        7              7              0           0.00
TEMPLE, EDWARD J                        1              1              0           0.00
TEPEDINO, JAMES                         1              1              0           0.00
THALEN, SHELDON                         1              1              0           0.00
THEIS, RALPH U. AND BARBARA J.          1              1              0           0.00
THIEDKE, RAYMOND AND RITA               1              1              0           0.00
THIMMES, DAVID AND RUTH                 1              1              0           0.00
THOMAS, RICHARD K AND MARY BESS         1              1              0           0.00
THOMAS, RUTH S AND LATHAM, KAREN        1              1              0           0.00
THOMPSON, JERRY                         1              1              1           0.00
THOMPSON, WILLIAM E                     6              6              0           0.00
TIBBETTS, JOHN                     10,050         10,050              0           0.00
TINELLI, JOSEPH                         1              1              0           0.00
TING, DAVID AND MEI LING                1              1              0           0.00


TOLLI, DOMINICK C AND JUDITH A          1              1              0           0.00
TOLSON, MAXIE JR                        1              1              0           0.00
TOUCHSTONE, STEVEN J                    1              1              0           0.00
TRAIL, ORVAL L.                         1              1              0           0.00
TREPPER, MARTIN                         3              3              0           0.00
TRIANO, SALVATORE A JR                  2              2              0           0.00
TROISI, ROBIN                           1              1              0           0.00
TRUSSEL, PENCIA A                       1              1              0           0.00
TSAY, PETER R AND LYNDA                 5              5              0           0.00
TUCKER, JERROLD                        11             11              0           0.00
TULINO, ANTHONY S AND LATITIA           1              1              0           0.00
TUOZZOLI, THERESA V                     1              1              0           0.00
TURCOTTE, GEORGE                        3              3              0           0.00
TURK, JAMES W                           1              1              0           0.00
TURPIN, WADE M AND LAURA M              1              1              0           0.00
TUTTLE, LEROY                           4              4              0           0.00
TWIDDY, MARY K                          1              1              0           0.00
UDINE, MOREY AND TOBEY                  1              1              0           0.00
ULRICH, RAGNHILD KJELDAAS AND
  ULRICH, STEVEN                        3              3              0           0.00
UNDERHILL, ROBERT E                     1              1              0           0.00
VALENTINE, EMILY P                      1              1              0           0.00
VALENTINE, HARRY M                      1              1              0           0.00
VENING, RAYMOND B.                      1              1              0           0.00
VH1 SAVE THE MUSIC                 10,000         10,000              0           0.00
VIDA, MIRO AND MARIA                    3              3              0           0.00
VILAGI, CHRISTOPHER                     1              1              0           0.00
VILLAREAL, RENE                         1              1              0           0.00
VISWANATHAN, ANANGUR                    1              1              0           0.00
WADE, MAE E. AND WILLIAM H.             1              1              0           0.00
WAGNER, RANDAL                          4              4              0           0.00
WAGNER, WILLIAM HENERY                 13             13              0           0.00
WALBORN, DAVID                          1              1              0           0.00
WALKER, FORREST R                       1              1              0           0.00
WALSH, MARGARET                         1              1              0           0.00
WALSH, WILLIAM J. AND EILEEN L.         1              1              0           0.00
WARREN, JOHN                            1              1              0           0.00
WASCHKO, GEORGE                         1              1              0           0.00
WASHINGTON, LYDIA B                     1              1              0           0.00
WATERS, WARREN E.                       1              1              0           0.00
WATSTEIN, FRED AND EDITH                2              2              0           0.00
WATSTEIN, KEITH                         2              2              0           0.00
WEATHERS, GAIL                          1              1              0           0.00
WEBB, JUTTA                             3              3              0           0.00
WEBER, GEORGE                           9              9              0           0.00
WEBER, TIMOTHY                          5              5              0           0.00
WEISS, G SCOTT                          1              1              0           0.00
WEST, ROBERT AND HELEN                  1              1              0           0.00
WEST, ROCKY L. AND MARY J.              3              3              0           0.00
WHEATLEY, QUENTIN                       3              3              0           0.00
WHELLER, TED W                          1              1              0           0.00
WHITACRE, JOHN W JR AND LYNNETTE S      1              1              0           0.00
WHITAKER, LILLIAN E                     1              1              0           0.00
WHITE, MARIE ROBINSON                   9              9              0           0.00


WHITE, TERRY LYNN                       1              1              0           0.00
WHITSETT, ALFRED AND MARGARET           1              1              0           0.00
WILHELM, GRACE C AND MARK S             1              1              0           0.00
WILKENS, ED                             1              1              0           0.00
WILKINSON, JAY                          1              1              0           0.00
WILLIAMS, SHERMAN AND CAROLYN B         1              1              0           0.00
WILSON, ERIC                            1              1              0           0.00
WISE, MANUEL F AND MYRTICE H            1              1              0           0.00
WISLER, KATHLEEN M                      1              1              0           0.00
WITEK, EDWARD J AND JUNE               10             10              0           0.00
WITKAVAGE, GEORGE J. AND MARILYN        3              3              0           0.00
WITZL, FRANCIS P AND JUDITH C           1              1              0           0.00
WOLFSON, SAM AND ARLYNE WOLFSON         1              1              0           0.00
WOLTER, JOHN                            1              1              0           0.00
WON, CHONG AND KYUNG AE LEE             1              1              0           0.00
WONG, JOHNNY AND BARBARA               25             25              0           0.00
WOOD, CAROL                             1              1              0           0.00
WOOD, KENNETH A AND CAROLYN             2              2              0           0.00
WOODHILL TRUST
  RONALD L AND BARBARA J WOODHILL  10,050         10,050              0           0.00
WOODMANSEE, PAUL R.                     1              1              0           0.00
WOODS, MICHAEL G AND MARIE E        3,000          3,000              0           0.00
WORLEY, CURTIS W                        1              1              0           0.00
WORNER, ROGER O                         1              1              0           0.00
WRONSKI, CHESTER                        1              1              0           0.00
WU, DANEIL                              8              8              0           0.00
WUJCIK, EDWARD                          1              1              0           0.00
YANES, MARWAN                           1              1              0           0.00
YENKE, MARY AND BRIAN K                 1              1              0           0.00
YORK, WILLIAM                           1              1              0           0.00
ZACHAREWICZ, LOUISE                     1              1              0           0.00
ZECHMEISTER, JERRY                      1              1              0           0.00
ZEPHIRIN, LUC C/F LUCIENNE ZEPHIRIN
  UGMA/PA                               1              1              0           0.00
ZIMA ROOFING INC                        1              1              0           0.00
ZIMMERMAN, IRVING B                     1              1              0           0.00
ZINDEL, CARL                            3              3              0           0.00
ZIPKIN, LAURENCE S                250,000        250,000              0           0.00
ZIPKIN, DAVID                     100,000        100,000              0           0.00
ZUROWSKI, MICHELLE                  5,025          5,025              0           0.00
ZUTTERMEISTER, ROBERT L               100            100              0           0.00
ZUVER, PHYLLIS L                        1              1              0           0.00

(1)Alan Woinski is deemed to be the beneficial owner of 111,000 common shares held by Lucky Management, a company controlled by Alan Woinski and 15,000 common shares owned by his wife, Kim Woinski.

(2)Kim Woinski is deemed to be the beneficial owner of 1,040,545 common shares held by Alan Woinski and 111,000 common shares held by Lucky Management.

The 6,514,427 shares offered by the selling stockholders may be sold by one or more of the following methods, without limitation:

   - ordinary brokerage transactions and transactions in which the broker solicits purchases; and
   - face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

Brokers or dealers may receive commissions or discounts from the
selling stockholders in amounts to be negotiated.   Brokers and dealers
and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, in connection with any sales.

The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus.

As a result of these shares being registered under the Securities Act, selling stockholders who subsequently resell the shares to the public themselves may be deemed to be underwriters with respect to the shares of common stock for purposes of the Securities Act with the result that they may be subject to statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement
of material fact.   We have agreed to indemnify the selling
stockholders regarding such liability.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters. We may be sued by selling security holders if omissions or misstatements result in civil liability to them.

        Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


    Market for Common Stock and
    Related Stockholder Matters

Market Information.   Gaming Venture's common stock is not included in
the pink sheets or in the OTC Bulletin Board maintained by the NASD. Gaming Venture plans to apply the OTC Bulletin Board.

There is no public trading market for Gaming Venture Corp.'s common stock and that there is no guarantee any trading market will develop.

Holders.   The sole shareholder of record of Gaming Venture's common
stock, as of December 31, 2002 was Casino Journal Publishing Group,
Inc.   As a result of the spin-off, the approximate number of record holders of Gaming Venture Corp. is 940.

Dividends.   Holders of Gaming Venture's common stock are entitled to
receive such dividends as may be declared by its board of directors after the spin-off has been completed.

                   Experts

The financial statements of Gaming Venture appearing in this registration statement have been audited by FRIEDMAN ALPREN & GREEN
LLP, independent auditors, as set forth in their report on page   , and
are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                Legal Matters

Certain legal matters with respect to the issuance of shares of common stock offered by this prospectus will be passed upon by Jody Walker

            Where You Can Find More Information

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Our fiscal year ends on 12/31. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

                   6,514,427 Shares


               GAMING VENTURE CORP., U.S.A.


                      Prospectus

                     Common Stock


                    MARCH 24, 2004


YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITY HOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

Until                    2004, all dealers and selling stockholders
that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                   FINANCIAL STATEMENTS

The following financial statements required by Item 310 of Regulation S-B are furnished below:

Independent Auditor's Report dated February 16, 2004
Balance Sheets - December 31, 2003 and 2002
Statement of Operations for the years ended December 31, 2003 and 2002 Statement of Comprehensive Loss for the years ended December 31, 2003 and 2002
Statement of Changes In Stockholders' Equity for the years ended December 31, 2003 and 2002
Statement of Cash Flows for the Years Ended December 31, 2003 and 2002 Notes to Financial Statements

FRIEDMAN ALPREN & GREEN LLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

1700 BROADWAY
NEW YORK, NY 10019
212-842-7000
FAX 212-842-7001
www.nyccpas.com


INDEPENDENT AUDITORS' REPORT


TO THE SHAREHOLDERS OF GAMING VENTURE CORP., U.S.A.


We have audited the accompanying balance sheet of GAMING VENTURE CORP., U.S.A. as of December 31, 2003 and 2002, and the related statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GAMING VENTURE CORP., U.S.A. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.





New York, New York
February 16, 2004

                      GAMING VENTURE CORP., U.S.A.

                              BALANCE SHEET

                       DECEMBER 31, 2003 AND 2002


                                 ASSETS
                                 ------
                                                 2003         2002
                                              ----------   ----------
Current assets
  Cash                                        $  442,149   $  431,745
  Accounts receivable                              9,739        7,310
  Investment in marketable securities            100,808      126,670
                                            ----------   ----------
    Total current assets                         552,696      565,725

Property and equipment - at cost, less
 accumulated depreciation                          7,318       16,312
Due from affiliates                                    -      314,537
                                              ----------   ----------
                                              $  560,014   $  896,574
                                              ==========   ==========

                  LIABILITIES AND SHAREHOLDERS' EQUITY
                  ------------------------------------
Current liabilities
  Accounts payable and accrued expenses       $    3,262   $        -
  Deferred revenues                               82,926       66,040
                                              ----------   ----------
    Total current liabilities                     86,188       66,040
                                              ----------   ----------

Shareholders' equity
  Common stock, $.001 par value; 50,000,000
   shares authorized, 6,514,427 shares issued
   and outstanding                                 6,514        6,514
  Additional paid-in capital                   1,324,045    1,324,045
  Accumulated unrealized loss on investments    (161,885)    (206,183)
  Accumulated deficit                           (694,848)    (293,842)
                                              ----------   ----------
                                                 473,826      830,534
                                              ----------   ----------
                                              $  560,014   $  896,574
                                              ==========   ==========





The accompanying notes are an integral part of these financial statements.

                      GAMING VENTURE CORP., U.S.A.

                        STATEMENT OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                 2003         2002
                                              ----------   ----------
Revenues
  Subscriptions                               $  184,897   $  162,620
  Consulting                                      74,239       49,100
  Other                                            4,396        2,349
                                              ----------   ----------
    Total revenues                               263,532      214,069

Costs of revenues                                 93,285       76,631
                                              ----------   ----------
    Gross profit                                 170,247      137,438

General and administrative expenses              272,302      231,802
                                              ----------   ----------
                                                (102,055)     (94,364)
                                              ----------   ----------
Other income (expense)
  Realized gain on marketable securities          10,273       85,670
  Provision for doubtful accounts, former
   affiliates                                   (312,299)           -
  Other                                            3,075        3,149
                                              ----------   ----------
                                                (298,951)      88,819
                                              ----------   ----------
    Net loss                                  $ (401,006)  $   (5,545)
                                              ==========   ==========
Basic and diluted loss per share              $    (0.06)  $    (0.00)*
                                              ==========   ==========
Shares used in calculation of loss
   per share                                   6,514,427    6,514,427
                                              ==========   ==========

*Amount is less than $.005





The accompanying notes are an integral part of these financial statements.

                      GAMING VENTURE CORP., U.S.A.

                STATEMENT OF COMPREHENSIVE INCOME (LOSS)

                 YEARS ENDED DECEMBER 31, 2003 AND 2002



                                                 2003         2002
                                              ----------   ----------
Net loss                                      $ (401,006)  $   (5,545)
                                              ----------   ----------
Reclassification adjustments for (gains)
  losses included in net loss                    (12,860)      89,322

Unrealized gain on investments                    57,158       39,264
                                              ----------   ----------
Other comprehensive income                        44,298      128,586
                                              ----------   ----------
    Comprehensive income (loss)               $ (356,708)  $  123,041
                                              ==========   ==========





The accompanying notes are an integral part of these financial statements.

                      GAMING VENTURE CORP., U.S.A.

              STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                Accumulated
                                                    Additional  Unrealized
                                Common Stock         Paid-in      Loss On   Accumulated
                            Shares       Amount      Capital    Investments   Deficit
                          ----------   ----------   ----------   ----------   ----------
Balance, January 1, 2002   6,514,427   $    6,514   $1,324,045    $(334,769)  $ (288,297)

Net loss-                          -            -            -            -       (5,545)

Reclassification adjustment
  for losses included in
  net loss                         -            -            -       89,322            -

Unrealized gain on
  investments                      -            -            -       39,264            -
                          ----------   ----------   ----------   ----------   ----------
Balance, December 31,
  2002                     6,514,427        6,514    1,324,045     (206,183)    (293,842)

Net loss                           -            -            -            -     (401,006)

Reclassification adjustment
  for gains included in net
  loss                             -            -            -      (12,860)           -

Unrealized gain on
  investments                      -            -            -       57,158            -
                          ----------   ----------   ----------   ----------   ----------
Balance, December 31,
  2003                     6,514,427   $    6,514   $1,324,045   $ (161,885)  $ (694,848)
                          ==========   ==========   ==========   ==========   ==========





The accompanying notes are an integral part of these financial statements.

                      GAMING VENTURE CORP., U.S.A.

                        STATEMENT OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                 2003         2002
                                              ----------   ----------
Cash flows from operating activities
  Net loss                                    $ (401,006)  $   (5,545)
  Adjustments to reconcile net loss to net
   cash used in operating activities
    Gain on sale of securities                   (10,273)     (85,670)
    Depreciation                                   8,994       12,198
    Provision for doubtful accounts              313,810            -
    Noncash adjustments                           15,001       36,282
    Changes in assets and liabilities
      Accounts receivable                         (3,940)       3,575
      Accounts payable and accrued expenses        3,262         (125)
      Deferred revenues                           16,886        6,362
                                              ----------   ----------
        Net cash used in operating activities    (57,266)     (32,923)
                                              ----------   ----------
Cash flows from investing activities
  Additions to property and equipment                  -       (3,221)
  Proceeds from sale of marketable securities     65,432      138,710
  Due from affiliates                              2,238         (249)
                                              ----------   ----------
        Net cash provided by investing
        activities                                67,670      135,240
                                              ----------   ----------
Net increase in cash                              10,404      102,317

Cash, beginning of year                          431,745      329,428
                                              ----------   ----------
Cash, end of year                             $  442,149   $  431,745
                                              ==========   ==========
Supplemental cash flow disclosures
  State franchise tax                         $        -   $      908
                                              ==========   ==========





The accompanying notes are an integral part of these financial statements.

                      GAMING VENTURE CORP., U.S.A.

                      NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

     Gaming Venture Corp., U.S.A. was incorporated on June 1, 1995 in the State of Nevada. The operations and objectives of the Company are to provide various types of gaming reports and newsletters regarding the gaming and hospitality industries. The Company also provides consulting and advisory services to the gaming and hospitality industries.

     On April 3, 1998, Casino Journal Publishing Group, Inc. ("CJPG") and its combined affiliates merged with Gaming Venture Corp., U.S.A. ("Gaming" or the "Company"), a Nevada corporation. CJPG and its combined affiliates became wholly owned subsidiaries of Gaming, the legal acquiror. As the shareholders of CJPG and its combined affiliates acquired 65 percent of Gaming's outstanding voting shares, the merger was accounted for as a reverse acquisition of Gaming by CJPG, the accounting acquiror in the transaction. Simultaneous with the acquisition, Gaming changed its name to CJPG.

     On January 3, 2003, the Board of Directors of CJPG approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A., as a separate company on a basis of one share of Gaming for three shares of
CJPG owned as of the record date.   The record date was April 1, 2003
and the initial distribution was made on April 30, 2003, the pay date. The terms of this spin-off arrangement were amended on May 13, 2003 to provide for a pro-rata distribution of one share of Gaming for each
share of CJPG owned as of the record date.   No fractional shares were
issued.   The additional shares required to provide for a pro-rata
distribution were sent to the shareholders in early June 2004.   Due to
the fact that the common shares distributed in the spin-off were initially not on a pro-rata basis and the pay date was prior to completion of the Form 10-SB, the exemption from registration provided by Staff Legal Bulletin No. 4 is not available and Gaming may have violated Section 5 of the Securities Act of 1933. The accompanying balance sheet as of December 31, 2003 and 2002, and the statements of operations and changes in shareholders' equity for the years ended December 31, 2003 and 2002 were retroactively adjusted to reflect the spin-off as if it had occurred as of January 1, 2001. The Company increased the number of outstanding Gaming shares from 1,664,000 to 6,514,427 and adjusted the par value of common stock and additional paid-in capital by $4,855 as a result of the increased shares.

     As shown in the accompanying financial statements, the Company has an accumulated deficit of $694,848 through December 31, 2003. It also has annual operating costs of approximately $300,000 and insufficient revenues to mitigate these operating losses. Gaming plans to increase revenues by increased sales of existing newsletters and publishing new newsletters catering to different hospitality industries such as restaurants and timeshare, and additional regional newsletters for the lodging industry. Historically, the Company has launched a new publication every two years, resulting in a 20 percent increase in revenue. The last new publication launched was the Daily Lodging Report - Asia Pacific in February 2000.

     Gaming also plans to expand the consulting business to the lodging industry along with expansion of gaming clients. Management is in discussions with other hotel consulting companies to form partnerships on consulting contracts. The Company is proposing to provide investor communication services to the hotel companies and provide assistance on financial consulting in return for a portion of the retainer fee.


Use of Estimates

     Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.


Revenue Recognition

     Subscription revenues are recognized in income as issues of newsletters are delivered to the subscribers. Consulting revenues related to contracts with a short duration are recognized as income upon the completion of services. The unearned portion of paid newsletter subscriptions and consulting revenues is deferred until newsletters are delivered to subscribers and consulting services are rendered. Gaming occasionally receives marketable securities in exchange for consulting services. These transactions are valued at the market price quoted on the applicable securities exchange on the date consulting contracts are signed. The Company retains the title and all the rights of the securities received.


Advertising

     Advertising costs generally are expensed as incurred. Promotion and advertising were $21,215 and $5,067, respectively, for the years ended December 31, 2003 and 2002.


Property and Equipment

     Property and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Accounts Receivable

     Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis, and information on specific accounts. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Concentrations of Credit Risk

     At December 31, 2003, the Company maintained cash balances in banks and brokerage firms. Balances in the bank are insured for up to $100,000 by the Federal Deposit Insurance Corporation and those in the brokerage firms are insured for up to $500,000 by Securities Investor Protection Corporation. At times, balances may exceed such insurance limits. The Company believes it mitigates its risk by banking with major financial institutions.

Investment in Available-for-Sale Securities

     Investments, consisting of marketable equity securities, are classified as available-for-sale securities and are carried at fair value. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of applicable income taxes. The Company calculates its gains (losses) on the sale of marketable securities on a first-in, first-out basis. Net unrealized gains at December 31, 2003 were $57,158. Net unrealized gains at December 31, 2002 were $39,264. These unrealized gains and losses are presented as other comprehensive income (loss) and as a component of shareholders' equity.


Comprehensive Income (Loss)

     Comprehensive income (loss) is the total of (1) net income (loss) plus (2) all other changes in net assets arising from nonowner sources, which are referred to as other comprehensive income (loss). Other comprehensive income (loss) consists of net unrealized (gains) losses from marketable securities and reclassification adjustments for reconciliation of previously unrealized losses. The Company has presented a separate statement of comprehensive income (loss).


Income Taxes

The Company applies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be settled or recovered.

Per Share Data

Basic income (loss) per share is computed by dividing the net income
(loss) by the weighted average number of shares of common stock outstanding during the year. Diluted income per share is computed by dividing the net income by the weighted average number of shares of common stock, stock warrants and options outstanding during the year. The Company had no stock warrants and options outstanding at December 31, 2003 and 2002.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created before February 1, 2003, the provisions of FIN 46 were originally applicable no later than July 1, 2003. In December 2003, the FASB deliberated certain proposed modifications and revised FIN 46 ("FIN 46 (R)"). The revised provisions are applicable no later than the first reporting period ending after March 15, 2004. The adoption of FIN 46 and FIN 46 (R) is not anticipated to have a material impact on the Company's financial reporting.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the balance sheet. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. The guidance in SFAS No. 150 generally is effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company has evaluated SFAS No. 150 and determined that it does not have an impact on the Company's financial reporting and disclosures.


Segment Reporting

The Company applies Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). This statement establishes standards for the reporting of information about operating segments in annual and
interim financial statements.   Operating segments are defined as
components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The application of SFAS No. 131 did not affect results of operations or financial position but does require the disclosure of segment information, as presented in Note 5.

Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                 2003         2002
                                              ----------   ----------
     Equipment                                $   61,038   $   61,038
     Furniture and fixtures                        2,283        2,283
                                              ----------   ----------
                                                  63,321       63,321

     Less - Accumulated depreciation              56,003       47,009
                                              ----------   ----------
                                              $    7,318   $   16,312
                                              ==========   ==========

     Depreciation on property and equipment was $8,994 and $12,198 for the years ended December 31, 2003 and 2002, respectively.

3.  INCOME TAXES

     At December 31, 2003, the Company had a net operating loss carryforward of approximately $565,000 available to reduce its future Federal taxable income, if any, through 2023. The Company recorded a valuation allowance for the entire net operating loss carryforward due to the uncertainty of realizing any related tax benefits.

4.  RELATED PARTY TRANSACTIONS

     The Company rents an office facility from an officer pursuant to a five-year lease which began on January 1, 2001. Total related party rent expense was $24,160 and $24,412 for the years ended December 31, 2003 and 2002, respectively.

     Approximate future minimum lease payments at December 31, 2003 under this lease are as follows:

          Year Ending
          December 31,
          ------------
              2004                            $   24,000
              2005                                24,000
                                              ----------
                                              $   48,000
                                              ==========

5.  REPORTABLE SEGMENTS

     The Company has two reportable segments, newsletter and gaming subscriptions and consulting services. The accounting policies of the segments are substantially the same as those described in the summary of significant accounting policies, as presented in Note 1. All revenues generated in the segments are external. For the years ended December 31, 2003 and 2002, the total reportable segment information is as follows:

                                 Newsletter
                                 and Gaming   Consulting   Corporate/   Total As
                               Subscriptions   Services      Other       Reported
                                 ----------   ----------   ----------   ----------
For the year ended December 31, 2002:
Reportable segments
  External revenues              $  162,620   $   49,100   $    2,349   $  214,069
  Depreciation and amortization       9,369        2,829            -       12,198
  Operating loss                    (83,032)     (11,332)           -      (94,364)
  Assets                              7,310        3,783      885,481      896,574
  Capital expenditures                2,474          747            -        3,221

                                 Newsletter
                                 and Gaming   Consulting   Corporate/   Total As
                               Subscriptions   Services      Other       Reported
                                 ----------   ----------   ----------   ----------
For the year ended December 31, 2003:

Reportable segments
  External revenues              $  184,897   $   74,239   $    4,396   $  263,532
  Depreciation and amortization       6,908        2,086            -        8,994
  Operating loss                    (89,799)     (12,256)           -     (102,055)
  Assets                              4,566        2,363      553,085      560,014

Products and Services Revenues

     The table below presents external revenues for groups of similar products and services for the years ended December 31, 2003 and 2002.

                                                 2003         2002
                                              ----------   ----------
Newsletter and gaming subscriptions           $  184,897   $  162,620
Consulting                                        74,239       49,100
Other                                              4,396        2,349
                                              ----------   ----------
                                              $  263,532   $  214,069
                                              ==========   ==========

     Both segments of the Company are operating in and have derived their revenues in the United States.

            PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.


SEC Registration Fee. . . . . .    $   36.89
Printing and Engraving Expenses       500.00
Legal Fees and Expenses . . . .     5,000.00
Accounting Fees and Expenses. .     5,000.00
Miscellaneous . . . . . . . . .     2,500.00
                                    --------
TOTAL . . . . . . . . . . . . .   $13,036.89
                                    ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth particular information for all our securities sold for the past three years, without registration under the Securities Act.

There were no underwriters in any of these transactions, nor were any sales commissions paid thereon.

Gaming Venture Corp., U.S.A. completed a spin-off with Casino Journal Publishing Group, Inc. effective April 1, 2003. The shareholders of CJPG received one share of Gaming for each share of CJPG owned on
April 30, 2003.    .   The Company increased the number of outstanding
Gaming shares from 1,664,000 to 6,519,427 and adjusted the par value of common stock and additional paid-in capital by $4,855 as a result of the increased shares.

Due to the fact that the spin-off was initially not on a pro-rata basis and the pay date was prior to completion of the Form 10SB, Gaming
Venture did not fully comply with the provisions of Staff Legal
Bulletin No. 4 regarding the recent spin-off.  We may be subject to
Section 5 violations.

ITEM 27. EXHIBITS

                INDEX TO EXHIBITS


EXHIBIT NO.  IDENTIFICATION OF EXHIBIT

   3.i      Articles of Incorporation
            incorporated by reference to Form 10SB

   3.ii By-Laws of Gaming Venture incorporated by reference to Form 10SB

   4.i      Form of Specimen of common stock


   23       Consent of Legal Counsel, Jody
            Walker, Esq.

24       Consent of Independent Auditor, Friedman Alpren & Greene
LLP

ITEM 28. UNDERTAKINGS

   (a) The undersigned registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        iii. Include any additional or changed material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant as provided in Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Paramus, State of New Jersey on the 24th day of March 2004.

Gaming Venture Corp., U.S.A.

/s/Alan Woinski
------------------------------
By: Alan Woinski, President/CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                  Capacity                   Date
/s/Alan Woinski        President/CEO/CFO             3/24/2004
-------------------- Principal Accounting officer
Alan Woinski                Director


/s/Kim Woinski            Director                   3/24/2004
--------------------
Kim Woinski


/s/Derek James            Director                   3/24/2004
--------------------
Derek James


/s/Dan Rindos            Director                   3/24/2004
--------------------
Dan Rindos






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